Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF

NOVEMBER 30, 2020

AMONG

LONESTAR RESOURCES US INC.,

AS PARENT,

LONESTAR RESOURCES AMERICA INC.,

AS BORROWER,

CITIBANK, N.A.,

AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

CITIBANK, N.A.

AS SOLE LEAD ARRANGER

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Revolving Credit Amounts and Term Loan Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Swap Agreement Certificate
Exhibit F	Security Instruments
Exhibit G	Form of Assignment and Assumption
Exhibit H	Property Certificate
Exhibit I	Reconciliation Schedule
Exhibit J-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 2.08	Existing Letters of Credit
Schedule 7.05	Litigation
Schedule 7.06	Environmental
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.18	Material Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Current Swap Agreements
Schedule 9.03	Existing Liens
Schedule 9.05	Existing Investments

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THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 30, 2020 is among: LONESTAR RESOURCES AMERICA INC., a Delaware corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”); LONESTAR RESOURCES US INC., a Delaware corporation duly formed and existing under the laws of the State of Delaware (the “Parent”); each of the Lenders from time to time party hereto; and CITIBANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A.     The Borrower, Citibank, N.A., as administrative agent and as an issuing bank, the lenders from time to time party thereto (the “Prepetition Lenders”) and certain other Persons are party to that certain Credit Agreement, dated as of July 28, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Credit Agreement”).

B.     On September 4, 2020, the Parent, the Borrower and certain of its Subsidiaries and Affiliates (collectively in such capacity, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) commencing their respective cases (the “Bankruptcy Proceedings”) under Chapter 11 of the Bankruptcy Code.

C.     The Debtors have filed a Joint Prepackaged Plan of Reorganization for Lonestar Resources US Inc. and its Affiliate Debtors under Chapter 11 of the Bankruptcy Code (together with all exhibits and schedules thereto, the “Plan of Reorganization”) with the Bankruptcy Court, pursuant to which the Debtors expect to be reorganized and emerge from the Bankruptcy Proceedings. The Plan of Reorganization was confirmed by the Bankruptcy Court on November 12, 2020.

D.    Pursuant to the terms of the Plan of Reorganization, the Prepetition Lenders have agreed to amend and restate the Prepetition Credit Agreement and provide certain loans, extensions of credit and commitments to the reorganized Borrower subject to the terms and conditions of this Agreement.

E.     In consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01.    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02.    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” means each account control agreement executed by a Grantor party thereto, the Security Agent, and Citibank, N.A., as may be amended, modified or supplemented from time to time.

“Act” has the meaning assigned to such term in Section 12.18.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the Preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 12.01(d).

“Agents” means, collectively, the Administrative Agent and other agents subsequently named; and “Agent” shall mean either the Administrative Agent or such other agent, as the context requires.

“Aggregate Maximum Revolving Credit Amount” at any time shall equal the sum of the Maximum Revolving Credit Amounts of the respective Lenders, as the same may be reduced or terminated pursuant to Section 2.06. The Aggregate Maximum Revolving Credit Amount as of the Closing Date is $225,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1%, and (c) the Adjusted LIBO Rate (based on an Interest Period of 30 days) in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively; provided that if the Alternate Base Rate shall be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“Anti-Corruption Laws” means all state or federal laws, rules, and regulations applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin” means, for any day, with respect to any ABR Loan, 3.50%, and with respect to any Eurodollar Loan, 4.50%.

“Applicable Percentage” means, with respect to any Lender, the fraction expressed as a percentage obtained by dividing (a) the sum of such Lender’s outstanding Term Loan plus such Lender’s Revolving Commitment by (b) the sum of the total outstanding Term Loans plus the total Revolving Commitments; provided that for purposes of this definition, if the Revolving Commitments are terminated pursuant to this Agreement, then each Lender’s Revolving Commitment and the total Revolving Commitments shall be the amounts thereof immediately prior to giving effect to any such termination of such Revolving Commitments.

“Approved Counterparty” means, with respect to any Secured Swap Agreement, any Lender or any Affiliate of a Lender and, with respect to any other Swap Agreement (that is not a Secured Swap Agreement), any other Person engaged in the business of writing Swap Agreements whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher and that is reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) W.D. Von Gonten & Co., (b) LaRoche Petroleum Consultants, Ltd., and (c) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Citibank, N.A., in its capacity as the sole lead arranger hereunder.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

“Asset Disposition” means the sale, assignment, lease, license, transfer, exchange or other disposition by any Loan Party of any Oil and Gas Property included in the Borrowing Base, provided that the sale of the Hydrocarbons in the ordinary course of business shall not be deemed to be an Asset Disposition.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”.

“BDO” means BDO USA, LLP.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” has the meaning assigned to such term in Section 2.07.

“Borrowing Base Deficiency” occurs if at any time the aggregate Revolving Credit Exposures of all Lenders exceeds the Borrowing Base then in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided, however, notwithstanding anything to the contrary contained herein or in any other Loan Document, for all purposes hereunder and under any other Loan Document, GAAP shall be deemed to treat any operating leases in a manner consistent with their treatment under GAAP as in effect on December 31, 2018.

“CARES Act – Title I” means Title I of the Coronavirus Aid, Relief and Economic Security Act, as amended (including any successor thereto), and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“CARES Debt” has the meaning assigned to such term in Section 9.02(k).

“CARES Forgiven Debt” means that portion of the CARES Debt that has been finally determined by the lender of the CARES Debt (and, to the extent required, the U.S. Small Business Administration) to be eligible for forgiveness pursuant to the provisions of the CARES Act – Title I; provided that such determination has been made on or before the date that is six (6) months after the date of incurrence of the CARES Debt.

“CARES Forgiveness Date” means five (5) Business Days after the date that the Borrower obtains a final determination by the lender of the CARES Debt (and, to the extent required, the U.S. Small Business Administration) regarding the amount of CARES Debt that will be forgiven pursuant to the provisions of the CARES Act – Title I; provided that if such date is after the date that is six (6) months after the date of incurrence of the CARES Debt, the full amount of the CARES Debt will be deemed not eligible to be forgiven.

“Cash Collateral” shall have a meaning correlative to the below and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $1,000,000.

“CEO Change in Control Event” means Frank D. Bracken III’s ceasing to be employed as, or perform the function of, the chief executive officer of the Borrower by reason of (i) his employment being terminated Without Cause or (ii) his resignation With Good Reason and in each case, a successor chief executive officer of the Borrower, reasonably acceptable to the Required Lenders, not having been appointed prior to the date falling forty-five (45) days (or such later date as the Administrative Agent may agree in its sole discretion) after the date of such termination or resignation (as applicable) provided that a CEO Change in Control Event shall not apply if the Release Condition is satisfied on the date of such notice of termination or resignation.

“Change in Control” means: (a) any Person, entity or “group” (within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person, entity or “group” and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (a “Secondary Holder”), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934) of 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; provided that, a Secondary Holder may hold 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent without it being deemed a “Change in Control” if, and only if, the Permitted Holders hold a percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent that is greater than the percentage held by such Secondary Holder; (b) the Parent (or any successor thereto) ceases to own directly or indirectly at least 99.99% of the issued and outstanding Equity Interests in the Borrower; or (c) the occurrence of a CEO Change in Control Event.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any

Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Closing Date” means November 30, 2020.

“Closing Prepayment Requirement” has the meaning assigned to such term in Section 3.04.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all of the “Collateral” and Mortgaged Property referred to in the Security Instruments, and all of the other Property and other Equity Interests of the Loan Parties and other Persons that is or is intended under the terms of the Security Instruments to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, its Revolving Commitment and/or its Term Loan Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 12.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, at any time, the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case held by the Borrower and its Consolidated Subsidiaries, with the exception of (i) cash set aside to pay royalty obligations, working interest obligations, vendor payments, suspense payments and similar payments as are customary in the oil and gas industry and severance, ad valorem taxes, payroll, payroll taxes and other taxes of the Borrower or any Subsidiary then due and owing, (ii) to the extent the payment of such amounts is not otherwise prohibited by the terms of this Agreement, other amounts in respect of which the Borrower or any Subsidiary has issued checks or initiated wires or ACH transfers to unaffiliated third parties but have not yet been subtracted from the balance in the relevant account and (iii) net cash proceeds of any equity contribution to the Parent that is provided to the Borrower to fund Capital Expenditures, investments and voluntary prepayments of other debt (in each case, to the extent permitted under the terms of this Agreement); provided that, (x) such cash proceeds are deposited in an account held with Citibank, N.A. and (y) the cash proceeds are used in full within thirty (30) days of receipt by the Parent.

“Consolidated Cash Limit” has the meaning assigned to such term in Section 3.04(c).

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or managers or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlled” has the meaning correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank

or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in the case of each of the foregoing, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, at any date, for the Borrower and the Consolidated Subsidiaries on a consolidated basis, net income, less non-cash revenue or expense associated with Swap Agreements resulting from ASC 815, less income or plus loss from discontinued operations and extraordinary items, plus income taxes (including franchise taxes to the extent based upon that income), plus interest expense, plus depreciation, accretion of asset retirement obligations, depletion, and amortization, plus IDC and other exploration expenses deducted in determining net income under successful efforts accounting, plus the amount of dividends or other similar distributions actually paid in cash by the Excluded Subsidiary to the Borrower or any Subsidiary during such period plus all severance costs, expenses and/or one-time compensation costs as a result of emergence from the Bankruptcy Proceedings plus without duplication of the other addbacks provided herein, fees, costs and expenses paid for attorneys, accountants, lenders, bankers and other restructuring and strategic advisors in connection with the Bankruptcy Proceedings or the Plan of Reorganization and fees, costs and expenses of any party incurred with regard to negotiation, execution and delivery of this Agreement and the other Loan Documents, including any amendments thereto. For the purposes of calculating EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Disposition, EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Disposition occurred on the first day of such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDAX for such Reference Period shall be calculated on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.04(b)(iii)). Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, “Eligible Assignee” shall not include any Loan Party or any Loan Party’s Affiliates or Subsidiaries.

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Materials in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA,

RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsection (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) the institution of proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incidental to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) minor defects and irregularities in title to any Property which do not secure any monetary obligations and which in the aggregate do not materially impair use of such Property for the purposes for which such Property is held by the Borrower and any Subsidiary or materially impair the value of such Property subject thereto; (h) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (i) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (and not stayed) and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excess Cash” has the meaning assigned to such term in Section 3.04(c).

“Excluded Account” means, individually or collectively as the context requires, (a) tax withholding accounts funded in the ordinary course of business or required by applicable law, in each case used solely for purposes of tax withholding, (b) deposit accounts used solely for funding payroll obligations, payroll taxes, workers compensation and employee benefits in the ordinary course of business, (c) zero balance accounts, (d) trust fund or other fiduciary accounts, in each case maintained for the sole benefit of any Person other than the Borrower or any of its Subsidiaries, and (e) those accounts that have an average daily balance or fair market value, as applicable, which in the aggregate, together with the average daily balance or fair market value, as applicable, of all such other accounts excluded pursuant to this clause (e), do not exceed $500,000; provided that if any account described in the foregoing clauses (a) through (e) is used for any purpose inconsistent with this definition it shall automatically cease to be an “Excluded Account” for purposes of this definition.

“Excluded Subsidiary” means Boland Building, LLC, (formerly, Eagleford Gas 9, LLC), a Texas limited liability company.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means each letter of credit issued or deemed issued for the account of, or guaranteed by, the Borrower or any of its Subsidiaries that is outstanding on the Closing Date and set forth on Schedule 2.08 (and any amendment, renewal or extension thereof in accordance with this Agreement).

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means any Fee Letter executed and delivered by any Loan Party in favor of the Administrative Agent, the Arranger, the Lenders, the Issuing Bank or any of them, in connection with any Loan Document, including any amendment, modification, Borrowing Base increase, waiver or consent to this Agreement or any other Loan Document.

“Financial Officer” means, for any Person, the chief executive officer, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“First Out Obligations” shall mean all Obligations (including, without limitation, any obligations in respect of a Secured Swap Agreement), other than the Term Loan Obligations.

“First Out Secured Parties” shall mean each of the Secured Parties (including each of the Swap Lenders that is party to any Secured Swap Agreement), other than the Term Loan Secured Parties.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means (a) the Parent, (b) each Subsidiary of the Borrower that guarantees or is required to guarantee the Obligations hereunder (including pursuant to Sections 6.01 and 8.14(b)) other than, for the avoidance of doubt, the Excluded Subsidiary, and (c) each other Person that guarantees the Obligations.

“Guaranty Agreement” means an agreement executed by one or more of the Guarantors in form and substance reasonably satisfactory to the Administrative Agent, unconditionally guaranteeing on a joint and several basis, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Headquarter Lease” has the meaning assigned to such term in Section 9.07.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases (excluding coal and timber), or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and its Subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom. Unless otherwise indicated herein, each reference to the term “Hydrocarbons” shall mean Hydrocarbons of the Borrower and its Subsidiaries.

“IDC” means Intangible Drilling and Development Costs, as defined in section 263 of the Code.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.11.

“Initial Reserve Report” means collectively, the report prepared by a chief engineer of the Borrower, dated as of November 1, 2020, with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than (3) three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period, subject to prepayment or repayment of the same in accordance with the Loan Documents. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Intermediate Entities” means Lonestar Resources Intermediate Inc., a Delaware corporation, and LNR America Inc., a Delaware corporation.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Persons; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) Citibank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i) and (b) with respect to any Existing Letters of Credit, any Lender that, or any Lender whose Affiliate, issued such Existing Letter of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Collection Account” has the meaning assigned to such term in Section 2.08(j).

“LC Commitment” at any time means $2,500,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Persons listed on Annex I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued (or deemed to be issued) pursuant to this Agreement, which shall include the Existing Letters of Credit.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower (whether for itself or any Subsidiary as the account party), with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 3.03(b), with respect to any Eurodollar Borrowing for any Interest Period, the rate as published by the ICE Benchmark Administration Limited, a United Kingdom company, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, provided that if the LIBO Rate shall be less than zero, such rate will be deemed to be zero for purposes of this Agreement. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, provided that if the LIBO Rate shall be less than 1.00%, such rate will be deemed to be 1.00% for purposes of this Agreement. In the event that a Replacement Rate to the LIBO Rate is implemented in accordance with Section 3.03(b), then all references herein to the LIBO Rate shall be deemed references to such Replacement Rate.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries, as applicable, shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidity” means the amount of Revolving Commitments available to be drawn hereunder.

“Loan Documents” means this Agreement, the Fee Letters, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Property Certificate, any Reconciliation Schedule, the Security Instruments, and any other documents, certificates or agreements that are required to be delivered pursuant to any of the foregoing documents, together with any and all renewals, extensions and restatements of, and amendments and modifications to, any such agreements, documents and instruments, but excluding any Secured Swap Agreements and Secured Treasury Management Agreements.

“Loan Party” means, as applicable, any of the Borrower and each Guarantor and “Loan Parties” means all of the foregoing.

“Loans” means any Revolving Loan or any Term Loan.

“Majority Lenders” means Lenders having Loans, LC Exposure and unused Commitments representing more than 50% of the sum of all Loans, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)); provided that the Loans, LC Exposure and Commitment of any Defaulting Lender shall be disregarded for purposes of making a determination of Majority Lenders.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $5,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (i) the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (iii) the validity or enforceability of any Loan Document or (iv) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Disposition” means any disposition of Property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Material Gas Imbalance” means, with respect to all gas balancing agreements to which the Borrower or any Subsidiary is a party or by which any mineral interest owned by the Borrower or any Subsidiary is bound, a net gas imbalance to the Borrower or any Subsidiary, individually or taken as a whole in excess of $1,000,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in Btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

“Material Indebtedness” means, as of any date of determination, Debt (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding 5% of the Borrowing Base then in effect. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value thereof.

“Maturity Date” means the third anniversary of the Closing Date.

“Maximum Revolving Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Revolving Credit Amounts,” as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Revolving Credit Amount pursuant to Section 2.06(b), or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” and “Mortgaged Properties” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, assignments of proceeds of production, security documents and the like (including all amendments, amendments and restatements, modifications and supplements thereto) delivered pursuant to this Agreement in order to grant Liens in Oil and Gas Properties or other real estate interests of the Borrower and its Subsidiaries for the ratable benefit of the Secured Parties.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“New Warrants” means the warrants of Parent issued on the Closing Date to purchase up to 10% of the common Equity Interests of Parent pursuant to that certain Tranche 1 Warrant Agreement, dated as of the Closing Date, by and among Parent, Computershare Inc. and Computershare Trust Company N.A., as warrant agent and that certain Tranche 2 Warrant Agreement, dated as of the Closing Date, by and among Parent, Computershare Inc. and Computershare Trust Company N.A., as warrant agent.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) (i) other than a Borrowing Base increase, requires the approval of all affected Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Required Lenders, or (b) would increase the Borrowing Base and has been approved by the Super Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means (a) any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor or other Loan Party (including without limitation, all debts, liabilities, obligations, covenants and duties of each such Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising), and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding: (i) to the Administrative Agent, the Issuing Bank, any Lender or any other Secured Party under any Loan Document; (ii) to any Swap Lender under any Secured Swap Agreement (which shall be deemed to be the Swap Termination Value as of the date the amount of Obligations is being determined), and (iii) to any Treasury Management Party under any Secured Treasury Management Agreement, and (b) all renewals, extensions and/or rearrangements of any of the above; provided that notwithstanding anything to the contrary herein or in any Loan Document, “Obligations” shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and its Subsidiaries.

“Organizational Documents” mean: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Parent” means Lonestar Resources US Inc., a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 12.04(d).

“Participant Register” has the meaning assigned to such term in Section 12.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Holders” means any Person that, on the Effective Date, after giving effect to the Plan of Reorganization, is the beneficial owner, together with any of its Affiliates, of Equity Interests representing 7% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower at such time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Plan of Reorganization” has the meaning assigned to such term in the Recitals.

“Platform” has the meaning assigned to such term in Section 12.01(d).

“Pledge Agreements” means one or more pledge agreements in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the Equity Interests of the Borrower or a Subsidiary of the Borrower, as applicable, are pledged to the Administrative Agent for the ratable benefit of the Lenders to secure the payment of the Obligations and the reimbursement of obligations under the Letters of Credit, as such agreements may be amended, modified or supplemented from time to time.

“Prepetition Credit Agreement” has the meaning assigned to such term in the Recitals.

“Prepetition Lenders” has the meaning assigned to such term in the Recitals.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate for loans in dollars; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by

Administrative Agent as a general reference rate of interest, taking into account such factors as Administrative Agent may deem appropriate; it being understood that many of Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Production Report” shall have the meaning given such term in Section 8.01(o).

“Projected Production” means, for any calendar month, the internally forecasted, reasonably anticipated projected production of crude oil, natural gas and natural gas liquids from all Oil and Gas Properties of the Borrower and its Subsidiaries for such calendar month.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Property Certificate” means a certificate with respect to Oil and Gas Property in substantially the form of Exhibit H attached hereto.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Reserve Definitions.

“Proved Reserves” means “Proved Reserves” as defined in the Reserve Definitions.

“Public Lender” has the meaning assigned to such term in Section 8.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Recognized Value” means the value, as determined or deemed to be determined by all of the Lenders or the Required Lenders, as applicable, attributed to the Oil and Gas Properties in the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such interests and the other standards specified in Section 2.07.

“Reconciliation Schedule” means a schedule substantially in the form of Exhibit I confirming that, except as set forth therein, (i) each well or unit described on the exhibits to the Mortgages is also included in the most recently delivered Reserve Report, and (ii) the respective net revenue interests and working interests for each well or unit described on the exhibits to the Mortgages are also the net revenue interests and working interests for the same well or unit included in the most recently delivered Reserve Report.

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.

“Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned to such term in Section 12.04(c).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, managers, officers, employees, agents, trustees, administrators, representatives and advisors (including attorneys, accountants and experts) of such Person and of such Person’s Affiliates.

“Release Condition” shall mean, at any time, the satisfaction of each of the following conditions: (i) the repayment in full in cash of all Term Loan Obligations (other than contingent indemnity obligations as to which no claim has been asserted); (ii) the amount of Revolving Commitments available to be drawn hereunder represents, as at such time, not less than 30% of the total Revolving Commitments; and (iii) no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing at such time.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Replacement Rate” has the meaning assigned to such term in Section 3.03(b).

“Required Lenders” means Lenders having Loans, LC Exposure and unused Commitments representing more than 66.67% of the sum of all Loans, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)); provided that the Loans, LC Exposure and Commitment of any Defaulting Lender shall be disregarded for purposes of making a determination of Required Lenders.

“Required Swap Date” has the meaning assigned to such term in Section 8.17.

“Reserve Definitions” means, at any time, the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at such time and reasonably acceptable to the Administrative Agent.

“Reserve Report” means the Initial Reserve Report and each other report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1 or July 1 (or such other date in the event of an Interim Redetermination) (or, with respect to the Scheduled Redetermination to become effective on or about February 1, 2021, as of December 1, 2020) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the economic and pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the president, any Financial Officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Revolving Credit Amount represented by such Lender’s Maximum Revolving Credit Amount as such percentage is set forth on Annex I or in any Assignment and Assumption pursuant to which any Lender became a party hereto, as may be adjusted pursuant to any assignment or amendment to this Agreement. If the Maximum Revolving Credit Amounts have terminated or expired, the Revolving Applicable Percentages shall be determined based upon the Maximum Revolving Credit Amounts most recently in effect, giving effect to any assignments.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, which shall at any time be the lesser of (a) such Lender’s Maximum Revolving Credit Amount and (b) such Lender’s Revolving Applicable Percentage of the then effective Borrowing Base. The total Revolving Commitment is the aggregate amount of the Revolving Commitments of all the Lenders. The amount representing each Lender’s Revolving Commitment shall at any time be the lesser of such Lender’s Maximum Revolving Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means any revolving loan made to the Borrower pursuant to Section 2.01(a), and “Revolving Loans” means, collectively, two or more such revolving loans, as the context requires.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or that is the subject of Sanctions, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secondary Holder” has the meaning assigned to such term in the definition of “Change in Control.”

“Secured Parties” means the Administrative Agent, each Lender, each Swap Lender and each Treasury Management Party and any other party to whom the Loan Parties provide indemnities under the Loan Documents, any Secured Swap Agreement or any Secured Treasury Management Agreement.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Subsidiary and any Swap Lender including any Swap Agreements entered into during the Bankruptcy Proceedings; provided that the term “Secured Swap Agreement” shall not include any transactions entered into after the time that such Swap Lender ceases to be a Lender or an Affiliate of a Lender.

“Secured Treasury Management Agreement” means any Treasury Management Agreement that is entered into by and between the Borrower and any Treasury Management Party.

“Security Agreements” means one or more security agreements in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a security interest in all of the assets of the Parent, the Intermediate Entities, the Borrower and a Subsidiary is granted to the Administrative Agent for the ratable benefit of the Lenders to secure the payment of the Obligations and the reimbursement of obligations under the Letters of Credit, as such agreements may be amended, modified or supplemented from time to time, including pursuant to the amended and restated security agreements dated on or about the date hereof.

“Security Instruments” means the Guaranty Agreements, the Security Agreements, the Pledge Agreements, the Account Control Agreements, the Mortgages, and other agreements, instruments or certificates described or referred to in Exhibit F, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Swap Agreements, Secured Treasury Management Agreements and participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for or to guarantee the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries; and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower; provided that, the Excluded Subsidiary shall be deemed not to be a Subsidiary of the Borrower except for purposes of Section 7.06, the first sentence of Section 7.09, Section 7.24, Section 8.04, Section 8.09 and Section 8.10(a).

“Super Majority Lenders” means (a) at any time that there are three or more Lenders, three or more Lenders having Loans, LC Exposure and unused Commitments representing more than 80% of the sum of all Loans, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)) and (b) at any time that there are two or less Lenders, all Lenders; provided that, in any case, the Loans, LC Exposure and Commitment of any Defaulting Lender shall be disregarded for purposes of making a determination of Super Majority Lenders.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward sale of production, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) any and all agreements, contracts or transactions that constitute a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement Certificate” has the meaning given such term in Section 8.01(f).

“Swap Lender” means any Person that is a counterparty to a Swap Agreement with the Borrower or any Subsidiary, which Swap Agreement was entered into prior to the time, or during the time, that such Person was a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender or an Affiliate of a Lender; provided that, so long as any Lender is a Defaulting Lender, such Lender will not be a Swap Lender with respect to any Swap Agreement entered into while such Lender was a Defaulting Lender.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination” means any Swap Agreement, which has been given value in the then effective Borrowing Base is terminated.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Lease” means, as to any Person, any lease (including a lease that may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing of Term Loans.

“Term Loan” means the term loans made to the Borrower by the Lenders on the Closing Date pursuant to Section 2.01(b), or any portion thereof, as the context requires.

“Term Loan Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Term Loan Commitments,” as the same may be modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Term Loan Obligations” shall mean all Obligations of the Borrower and its Subsidiaries in respect of the Term Loans.

“Term Loan Secured Parties” shall mean all Obligations of the Borrower and the other Loan Parties in respect of the Term Loans.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Total Commitment” means with respect to each Lender, the aggregate of its Revolving Commitment and its Term Loan Commitment.

“Total Debt” means, at any date, all Debt of the Borrower and the Consolidated Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under ASC 815, (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP, (iii) Debt permitted under Section 9.02(d) that is secured by cash or cash equivalents in amounts equal to such Debt, and (iv) the CARES Forgiven Debt (but shall include any CARES Debt that is not CARES Forgiven Debt).

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Treasury Management Party” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement, provided that, so long as any Lender is a Defaulting Lender, such Lender will not be a Treasury Management Party with respect to any Treasury Management Agreement entered into while such Lender was a Defaulting Lender.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g).

“Wholly-Owned Subsidiary” means (a) any Subsidiary of which all of the outstanding Equity Interests, on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries or (b) if permitted by this Agreement, any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that the Borrower, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, Controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“With Good Reason” means resignation for Good Reason (as defined and described in the employment agreement dated on or about the date hereof, with Frank D. Bracken III).

“Without Cause” means a termination without Cause (as described in the employment agreement dated on or about the date hereof, with Frank D. Bracken III).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03.    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04.    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law or regulation shall be construed as referring to such law or regulation as amended, modified, codified, supplemented or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including,” (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (g) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, cash, securities, accounts and contract rights. References in this Agreement and the other Loan Documents to “reasonable,” “reasonably” and words of similar import when applied to any request or demand which the Lender is permitted to make hereunder or under any other Loan Document or as applied to a determination of the reasonableness of the amount or the incurrence of any expense shall be interpreted and construed from the perspective of a lender in a senior credit facility where such lender is regulated by various governmental agencies, seeks a high level of assurance regarding the operations, collateral position, condition (financial or otherwise) and Properties of the Borrower and other Persons guaranteeing or otherwise connected to such facility and seeks a high level of assurance and advice regarding its rights and duties under the Loan Documents, and the Borrower and any other Person guaranteeing or otherwise connected to such facility shall comply with such request or demand or accept such determination unless the Borrower or such other Person proves that such request, demand or determination is or was unreasonable.

Section 1.05.    Accounting Terms and Determinations; GAAP.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

(d)    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06.    Amounts of Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, in determining whether the LC Exposure is greater than the LC Commitment, with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07.    Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release of liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or releases of liability.

Section 1.08.    Determination of Time. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable) in Dallas, Texas.

Section 1.09.    Rates.    The Administrative Agent does not warrant or accept responsibility for, and shall not have liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate.”

Section 1.10.    Interpretative Provisions Related to Divisions.    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition, or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any series of limited liability company, limited partnership or trust and any entity surviving or resulting from the division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each series of a limited liability company or entity surviving or resulting from the division of any limited liability company that is a Subsidiary, Consolidated Subsidiary, Domestic Subsidiary, Excluded Subsidiary, Foreign Subsidiary, Wholly Owned Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE II

The Credits

Section 2.01.    Commitments.

(a)    Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees to make Revolving Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.

(b)     Subject to the terms and conditions and relying on the representations and warranties set forth herein, each Lender is deemed to make a Term Loan in an amount equal to its Term Loan Commitment. Once borrowed, the Borrower may not reborrow any portion of the Term Loans that has been repaid or prepaid, whether in whole or in part. After giving effect to the deemed funding of the Term Loans on the Closing Date, the Term Loan Commitments shall immediately and automatically terminate without further action. Amounts deemed borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

Section 2.02.    Loans and Borrowings.

(a)    Borrowings; Several Obligations. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be deemed to be made as part of a Term Borrowing consisting of Term Loans made by the Lenders in an amount equal to each Lender’s Term Loan Commitment. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. In addition to the accounts and records referred to above, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Section 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing on the Closing Date, not later than 11:00 a.m., two (2) Business Days before the date of the proposed Borrowing, (b) in the case of any other Eurodollar Borrowing , not later than 11:00 a.m., three (3) Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or sent by facsimile or electronic transmission to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;”

(v)    the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing), total Term Credit Exposures and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(vi)    the Consolidated Cash Balance (without regard to the requested Borrowing) and the pro forma Consolidated Cash Balance (giving effect to the requested Borrowing) as of the end of the third Business Day after such requested Borrowing will be funded; and

(vii)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation (1) that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Revolving Commitments (i.e., the lesser of the Aggregate Maximum Revolving Credit Amount and the then effective Borrowing Base) and (2) that as of the end of the third Business Day after such requested Borrowing will be funded, after giving pro forma effect to the requested Borrowing, the Consolidated Cash Balance shall not exceed the Consolidated Cash Limit.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.    Interest Elections.

(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or sent by facsimile or electronic transmission to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If such Interest Election Request does not specify a Type, then the Borrower shall be deemed to have selected an ABR Borrowing.

(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar

Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective); and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05.    Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Loans, prior to 12:00 noon on the date of the proposed Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Type of Loan elected by the Borrower with respect to such amount. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06.    Termination and Reduction of Aggregate Maximum Revolving Credit Amount.

(a)    Scheduled Termination of Revolving Commitments. Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Revolving Credit Amount or the Borrowing Base is terminated or reduced to zero, then the Revolving Commitments shall terminate on the effective date of such termination or reduction.

(b)    Optional Termination and Reduction of Aggregate Maximum Revolving Credit Amount.

(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Revolving Credit Amount; provided that (A) each reduction of the Aggregate Maximum Revolving Credit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Revolving Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Revolving Credit Amount under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction (or such shorter amount of time as may be agreed by the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Revolving Credit Amount shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Revolving Credit Amount shall be made ratably among the Lenders in accordance with each Lender’s Revolving Applicable Percentage.

Section 2.07.    Borrowing Base.

(a)    Borrowing Base. The term “Borrowing Base” means, as of the date of the determination thereof, the designated loan value as calculated by all of the Lenders or the Required Lenders (and including any Lenders who have been deemed to have approved such Borrowing Base), as applicable, in their sole discretion assigned to the discounted present value of future net income accruing to the Mortgaged Property, based upon the Lenders’ in-house evaluation of the Mortgaged Property. The Lenders’ or Required Lenders’ (and including any Lenders who have been deemed to have approved such Borrowing Base) determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each such Lender from time to time for its petroleum industry customers. For the period from and including the Closing Date to but excluding the first Redetermination Date thereafter, the amount of the Borrowing Base shall be $225,000,000, unless otherwise adjusted pursuant to the terms of this Agreement.

(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on or about May 1 and November 1 of each year, provided that the first Scheduled Redetermination shall become effective on or about February 1, 2021 (and thereafter, semi-annually beginning on May 1, 2021). For the avoidance of doubt, there shall be no Scheduled Redetermination and no Interim Redetermination prior to February 1, 2021. If the Term Loan is prepaid in full in cash prior to the first anniversary of the Closing Date in accordance with the terms of this Agreement, the Borrower may by notifying the Administrative Agent within 30 days of the full prepayment of the Term Loan, elect to cause the Borrowing Base to be redetermined in accordance with this Section 2.07 (a “Conditional Interim Redetermination”). In addition, at any time following the first Scheduled Redetermination to become effective on or about February 1, 2021, the Borrower may, by notifying the Administrative Agent thereof, one time during any 12-month period, and the Administrative Agent may, one time during any 12-month period, at the direction of the Required Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Annual Interim Redetermination,” and together with a Conditional Interim Redetermination, an “Interim Redetermination”) in accordance with this Section 2.07.

(c)    Scheduled and Interim Redetermination Procedure.

(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination to become effective on or about February 1, 2021, a Reserve Report prepared by a chief engineer of the Borrower and in the case of any other Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Revolving Credit Amount.

(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)    in the case of a Scheduled Redetermination (x) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before April 1st and October 1st of such year following the date of delivery or (y) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)    in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)    Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders as provided in this

Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. All decisions regarding the Borrowing Base shall be made by each Lender in its sole discretion. If, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such non-response shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or been deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or been deemed to have approved, as aforesaid, the Proposed Borrowing Base, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders or the Required Lenders, as applicable, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e) or otherwise hereunder, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)    Borrowing Base Reductions.

(i)    If the sum of (A) the Recognized Value of the aggregate of Asset Dispositions occurring in any period between Scheduled Redeterminations (determined after taking into account the attributed value (as determined by the Administrative Agent (in its sole discretion)) of any concurrent acquisitions of and other investments in Oil and Gas Properties by the Borrower and its Subsidiaries approved by the Administrative Agent (in its sole discretion) and with respect to which the Borrower has delivered a Reserve Report in accordance with Section 8.12(b)) at least 30 days prior to the consummation of such acquisition or investment (or such shorter time as may be agreed by to by the Administrative Agent)), plus (B) the Recognized Value of Swap Terminations occurring in the same period, determined after taking into account the attributed value (as determined by the Administrative Agent (in its sole discretion)) of any other similar Swap Agreements executed contemporaneously with the taking of such actions acceptable to the Administrative Agent) exceeds 5% of the then effective Borrowing Base, then the Borrowing Base shall be reduced in an amount determined by the Administrative Agent in its sole discretion in accordance with the standards set forth in Section 2.07(a) taking into account both Recognized Value or attributed value of such Asset Dispositions and the

Recognized Value given to such Swap Agreements. Any redetermination of the Borrowing Base pursuant to this Section 2.07(e) shall not be considered an Interim Redetermination requested by Administrative Agent within the meaning of Section 2.07(b).

(ii)    The Borrowing Base may be reduced as provided in Section 8.13(c).

(f)    Borrowing Base Deficiency.

(i)    If, at any time, a Borrowing Base Deficiency exists, then Administrative Agent shall give notice to Borrower of such Borrowing Base Deficiency (such notice, a “Borrowing Base Deficiency Notice”), and Borrower shall within fifteen (15) days following receipt of such Borrowing Base Deficiency Notice (A) elect whether to (1) prepay an amount which would, if prepaid immediately, reduce the total Revolving Credit Exposures to the amount of the Borrowing Base, (2) mortgage such other Oil and Gas Properties as are acceptable to the Required Lenders, pursuant to security documents acceptable to Administrative Agent having Recognized Values which, in the opinion of the Required Lenders, based upon the Required Lenders’ evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Revolving Credit Exposures, or (3) do any combination of the foregoing as is acceptable to Administrative Agent such that the Borrowing Base is an amount at least equal to the total Revolving Credit Exposure and (B) shall take such action elected pursuant to clause (A). If Borrower fails to make an election within fifteen (15) days after Borrower’s receipt of the Borrowing Base Deficiency Notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (A)(1) above.

(ii)    Borrower shall deliver such prepayments or mortgages of additional Oil and Gas Properties in accordance with its election (or deemed election) pursuant to clause (f)(i) above as follows:

(A)    Prepayment Elections. If Borrower elects (or is deemed to have elected) to prepay an amount in accordance with clause (f)(i)(A)(1) above, then Borrower may make such prepayment in six equal consecutive monthly installments with the first monthly installment due and payable to the Administrative Agent within forty-five (45) days after Borrower’s notice of its election (or date of deemed election) and continuing on the same day of each month thereafter.

(B)    Elections to Mortgage Additional Oil and Gas Properties. If Borrower elects to mortgage additional oil and gas properties in accordance with clause (f)(i)(A)(2) above, then (1) such property shall be acceptable to Administrative Agent and the Required Lenders with Recognized Values determined by Administrative Agent and the Required Lenders in accordance with this Section 2.07 and (2) Borrower shall execute, acknowledge and deliver to Administrative Agent security instruments acceptable to Administrative Agent within forty-five (45) days after Borrower’s notice of its election (or such longer time as determined by Administrative Agent); provided, however: (x) if none of the additional Oil and Gas Properties offered by the Borrower are acceptable to the Required Lenders, Borrower shall be deemed to have elected the prepayment option specified in clause (f)(i)(A)(1) (and Borrower shall make such prepayment in accordance with clause (f)(ii)(A)); and (y) if the aggregate Recognized Values of additional Oil and Gas Properties which are acceptable to the Required Lenders are insufficient to eliminate the Borrowing Base Deficiency, then Borrower shall be deemed to have selected the option specified in clause (f)(i)(A)(3) (and Borrower shall make prepayment and deliver security instruments as provided clause (f)(ii)(A)(3)).

(C)    Combination Elections. If Borrower elects (or is deemed to have elected) to eliminate the Borrowing Base Deficiency by a combination of prepayment and mortgaging of additional Oil and Gas Properties in accordance with clause (f)(i)(A)(3), then within forty-five (45) days after Borrower’s notice of its election (or date of deemed election) (or such longer time as determined by Administrative Agent), Borrower shall execute, acknowledge and deliver to Administrative Agent security instruments reasonably acceptable to Administrative Agent covering such additional Oil and Gas Properties and pay Administrative Agent the amount by which the Borrowing Base Deficiency exceeds the Recognized Values of such additional Oil and Gas Properties in one installment within forty-five (45) days after Borrower’s notice of its election (or date of deemed election) or, if no Event of Default exists, in six equal consecutive monthly installments beginning within forty-five (45) days after notice of its election (or date of deemed election) and continuing on the same day of each month thereafter.

The failure of the Borrower to perform any of the actions elected to eliminate the Borrowing Base Deficiency pursuant to this Section 2.07(f) shall constitute an Event of Default under Section 10.01.

Section 2.08.    Letters of Credit.

(a)    General. Upon satisfaction of the conditions in Section 6.01 and Section 6.02 (other than the delivery of a request for issuance under Section 2.08(b)) on or prior to the Closing Date, each Existing Letter of Credit will, automatically and without any action of the part of any Person, be deemed to be a Letter of Credit for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that (i) the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof and (ii) the minimum amount of any such Letter of Credit shall be $50,000, provided further that, the Issuing Bank in respect of Existing Letters of Credit shall not issue any additional Letters of Credit except to the extent that it otherwise becomes, or continues as an Issuing Bank hereunder, and, unless agreed by it, shall not be required to amend, renew or extend an Existing Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or send by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)    specifying the amount of such Letter of Credit;

(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)    specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments (i.e. the lesser of the Aggregate Maximum Revolving Credit Amount and the then effective Borrowing Base).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is eighteen (18) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, (18) eighteen months after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least thirty (30) days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed in writing or by facsimile or electronic transmission) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the

Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateral – Default. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent (the “LC Collection Account”), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on the LC Collection Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the LC Collection Account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collection Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collection Account. Moneys in the LC Collection Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to Cash Collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)    Cash Collateral – Defaulting Lender. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.10(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.08(k) or Section 2.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08(k) following (A) the elimination of the applicable Fronting Exposure (including, without limitation, by the termination of Defaulting Lender status of the applicable Lender or reduction of the Fronting Exposure), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.10, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(iv)    Any payment of Cash Collateral by the Borrower shall be without prejudice to any claim the Borrower may have against the applicable Defaulting Lender.

Section 2.09.    Collateral.

(a)    Mortgaged Property. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents and under the Secured Swap Agreements and under Secured Treasury Management Agreements shall be secured by a first priority perfected Lien (subject to Excepted Liens) against the interest of the Borrower and each Subsidiary in a portion of their Oil and Gas Properties, the Recognized Value of which represents

100% of the Recognized Value of all of their proved Oil and Gas Properties, pursuant to the terms of one or more Mortgages in favor of the Administrative Agent for the ratable benefit of the Secured Parties, which Mortgages shall be reasonably satisfactory in form and substance to the Administrative Agent.

(b)    Guarantees and Pledges of Equity Interests. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents, and under the Secured Swap Agreements and Secured Treasury Management Agreements, (A) shall be unconditionally guaranteed by the Parent, the Intermediate Entities and each Subsidiary of the Borrower pursuant to one or more Guaranty Agreements, and (B) shall be secured by a first priority perfected Lien (subject to Excepted Liens) against the Equity Interests of the Borrower and each Subsidiary of the Borrower pursuant to a Pledge Agreement. Reference is made to Section 8.14 of this Agreement for further provisions with respect to additional Guarantors and additional collateral.

(c)    Personal Property of Borrowers and Subsidiaries. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents and under Secured Swap Agreements and under Secured Treasury Management Agreements shall also be secured by a first priority perfected Lien (subject to Excepted Liens) against all personal property of the Parent, the Intermediate Entities, the Borrower and each Subsidiary of the Borrower pursuant to the terms of one or more Security Agreements in favor of the Administrative Agent for the ratable benefit of the Secured Parties which shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 2.10.    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 12.02.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(k); fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(k); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.10(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)     No Defaulting Lender shall be entitled to receive any commitment fee under Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive fees under Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.08(k).

(C)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Maximum Revolving Credit Amount. Subject to Section 12.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.08(k).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.10(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01.    Repayment of Loans.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date.

(b)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable benefit of the Lenders, to the extent any Term Loans are outstanding at such time, (i) an amount equal to $5,000,000 (or, if less than $5,000,000, the remaining principal balance of Term Loans outstanding at such time) minus any amounts representing prepayments of the Term Loans pursuant to Section 3.04(a) that have not yet been applied towards this Section 3.01(b), to be applied in accordance with each such Lenders’ pro rata share of the Term Loans, which shall be due and payable on the last day of each fiscal quarter, commencing December 31, 2020 and (ii) the outstanding principal balance of the Term Loans (if any) on the Maturity Date, provided that there shall be no repayment under (i) if, at the last day of the relevant fiscal quarter, a Default, Event of Default or Borrowing Base Deficiency exists.

Section 3.02.    Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)    Post-Default Rate. Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, and (ii) during any Borrowing Base Deficiency (after the expiration of the cure periods provided in Section 2.07(f)), all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, on the Termination Date and in the case of Term Loans, on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Revolving Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

(f)    No Fees Paid to Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, then all fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

Section 3.03.    Alternate Rate of Interest; Benchmark Replacement. Unless and until a Benchmark Replacement is implemented in accordance with clause (b) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or (ii) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and shall be deemed to be a request for an ABR Borrowing), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.03), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 3.03 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(g)    Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to the LIBO Rate (or any other Benchmark) or have the same volume or liquidity as did the LIBO Rate (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this 3.03 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 3.03.

(h)    Certain Defined Terms. As used in this Section 3.03:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of this Section 3.03.

“Benchmark” means, initially, the LIBO Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of this Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)

for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.03.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of the following on or after December 31, 2020:

(1)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)

the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 3.04.    Prepayments.

(a)    Optional Prepayments. Subject to prior notice in accordance with Section 3.04(b), the Borrower shall have the right at any time and from time to time to prepay (i) any Borrowing of Revolving Loans in whole or in part and (ii) any Borrowing of Term Loans in whole or in part, provided that, in the case of any prepayment of any Borrowing of Term Loans pursuant to clause (ii) above, at the time of such prepayment, on a pro forma basis (x) Liquidity shall be not less than $15,000,000 and (y) no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or result therefrom.

(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing of a Revolving Loan shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any break funding payments required by Section 5.02. Each prepayment of a Borrowing of a Term Loan shall be applied to the immediately succeeding amortization payments due in accordance with Section 3.01(b).

(c)    Mandatory Prepayments.

(i)    If, after giving effect to any termination or reduction of the Aggregate Maximum Revolving Credit Amount pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Revolving Commitments, then the Borrower shall (A) prepay the Borrowings of Revolving Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings of Revolving Loans as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j).

(ii)    If, other than upon any adjustment to the Borrowing Base pursuant to Section 2.07(e), a Borrowing Base Deficiency exists, then the Borrower shall take such actions as required by Section 2.07(f) to cure such Borrowing Base Deficiency, including making any prepayment required by such Section 2.07(f).

(iii)    If, upon any adjustments to the Borrowing Base pursuant to Section 2.07(e), a Borrowing Base Deficiency exists, then the Borrower shall (A) prepay the Borrowings of Revolving Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings of Revolving Loans as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as Cash Collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral on the date it or any Subsidiary receives cash proceeds as a result of such Asset Disposition or Swap Termination, as the case may be; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)    If, at any time, (A) there are outstanding Borrowings or LC Exposure and (B) the Consolidated Cash Balance exceeds $20,000,000 (excluding, for the purpose of this Section 3.04(c) only, the proceeds of a Borrowing that will be used within three (3) Business Days of such Borrowing and any proceeds of any sale pursuant to Section 9.12(c) that may be applied in the purchase of replacement Properties in accordance with Section 9.12(c)) (the “Consolidated Cash Limit” and any excess thereof, the “Excess Cash”) as at 5:00 p.m. on any Thursday of each week (or if such day is not a Business Day the next succeeding Business Day), then the Borrower shall, prior to 3:00 p.m. on the first Business Day thereafter, (x) prepay the Borrowings of Revolving Loans in an aggregate principal amount equal to such Excess Cash, and (y) if any Excess Cash remains after prepaying all of the Borrowings of Revolving Loans, pay to the Administrative Agent on behalf of the Lenders an amount equal to the lesser of (i) any remaining amounts of such Excess Cash and (ii) the LC Exposure, to be held as cash collateral as provided in Section 2.08(j), in each case.

(v)    If the Borrower or any Subsidiary sells, assigns, farms-out, conveys, or otherwise transfers any Properties and the proceeds of such sale, assignment, farm-out, conveyance, or transfer are not reinvested as permitted pursuant to Section 9.12(c), 100% of the proceeds not reinvested shall be applied immediately by the Borrower, to (x) if Liquidity is greater than $15,000,000 and no Default, Event of Default or Borrowing Base Deficiency exists, prepay the Borrowings of Term Loans or Revolving Loans (in the Borrower’s sole discretion) or (y) if Liquidity is less than $15,000,000, prepay Borrowings of Revolving Loans. Within one (1) Business Day of the Closing Date, the Borrower shall apply cash on hand to fund a prepayment of any Borrowings of Revolving Loans then outstanding in such amount as is required to ensure that, pro forma for such prepayment, the amount of Revolving Commitments available to be drawn as of such date shall be not less than $15,000,000 (the “Closing Prepayment Requirement”).

(vi)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vii)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)    No Effect on Swap Agreements. Prepayments permitted or required under this Section 3.04 shall not affect the Borrower’s obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

Section 3.05.    Fees.

(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to 1.00% per annum on the average daily amount of the unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Revolving Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the total LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Payments

Section 4.01.    Payments Generally; Pro Rata Treatment; Sharing of Payments.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 a.m., on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to (x) any payment made by the

Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower, each Subsidiary, each Guarantor and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower, each Subsidiary, each Guarantor and each other Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower, each Subsidiary, each Guarantor and each other Loan Party in the amount of such participation.

Section 4.02.    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03.    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01.    Increased Costs.

(a)    Increased Costs, Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Issuing Bank or other Recipient, the Borrower will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), or (e) the replacement of a Non-Consenting Lender in accordance with the terms of Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03.    Taxes.

(a)    Issuing Bank. For purposes of this Section 5.03, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent (or as prescribed by law) as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed copies of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-3 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04.    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender (other than a Defaulting Lender) in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.01 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a) or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents (including its Loans, participations in LC Disbursements and Revolving Commitments) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have received the prior written consent of the Administrative Agent and paid to the Administrative Agent the assignment fee specified in Section 12.04;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with the applicable law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05.    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01.    Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 12.02) on the Closing Date:

(a)    The Bankruptcy Court shall have entered an order reasonably acceptable to the Administrative Agent confirming the Plan of Reorganization (the “Confirmation Order”) and all conditions to the Effective Date (as defined in the Plan of Reorganization) of the Plan of Reorganization shall have been satisfied (or will be satisfied upon the occurrence of the Effective Date (as defined in the Plan of Reorganization)) or waived in accordance with the Plan of Reorganization. The Confirmation Order shall authorize the Debtors to enter into the Loan Documents and authorize the Loan Parties’ execution and delivery thereof.

(b)    The Administrative Agent, the Arranger and the Lenders shall have received all upfront, commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Linklaters LLP, counsel to the Administrative Agent, and Bracewell LLP, as real estate and local counsel to the Administrative Agent).

(c)    The Borrower shall have deposited $6,880 with Bracewell LLP, counsel for the Administrative Agent, to be held by such counsel and applied toward payment of costs and expenses for recordation of the Mortgages, as provided pursuant to Section 12.03(a). If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to the Borrower. If such deposit is less than such costs and expenses, the deficit shall be paid by the Borrower pursuant to Section 12.03(a).

(d)    The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary, Responsible Officer or other duly authorized officer reasonably satisfactory to the Administrative Agent of the Borrower, the Parent and each Guarantor, each setting forth (i) true and complete copies of the resolutions of its board of directors or board of managers (or equivalent body) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (ii) the officers of the Borrower, the Parent or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower, the Parent or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws, or certificate of formation and partnership agreement, or certificate of formation and limited liability company agreement (as the case may be) of the Borrower, the Parent and each Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(e)    The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower, the Parent and each Guarantor.

(f)    The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Closing Date.

(g)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement, the Fee Letters and each other Loan Document signed on behalf of each party.

(h)    The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note dated as of the date hereof.

(i)    The Administrative Agent shall have received from the Borrower and each Guarantor and each other party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit F. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)    be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a), (b), (c), (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on 100% of the total Recognized Value of the Oil and Gas Properties evaluated in the Initial Reserve Report; and

(ii)    have received certificates, together with undated, blank stock powers (if applicable) for each such certificate, representing all of the certificated issued and outstanding Equity Interest of each Person, the Equity Interest of which is required to be pledged pursuant to the Loan Documents.

(j)    The Administrative Agent shall have received an opinion of Latham and Watkins LLP, counsel to the Borrower, in form and substance satisfactory to the Administrative Agent.

(k)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12 and either (i) a letter from the Borrower’s insurance agent in a form reasonably acceptable to Administrative Agent or (ii) copies of the policies of insurance evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(l)    The Administrative Agent shall have received title opinions and other title information and data as the Administrative Agent may reasonably request satisfactory to the Administrative Agent setting forth the status of title to at least 100% (or such lesser amount as may be agreed by the Administrative Agent, in its sole discretion, provided that such lesser amount shall be no less than 95%) of the total value of the Loan Parties’ proved Oil and Gas Properties evaluated in the Initial Reserve Report.

(m)    The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(n)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(o)    The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(p)    The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Subsidiaries (other than Excepted Liens identified in clauses (a), (b), (c), (d), (f) and (h) of the definition thereof, but subject to the provisos at the end of such definition) for each of the following jurisdictions: Delaware, Texas, and any other jurisdiction requested by the Administrative Agent.

(q)    The Administrative Agent shall have received Property Certificates for each Oil and Gas Property described as an exhibit to a Mortgage.

(r)    The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act.

(s)    The Lenders shall have received, in each case, in form and substance satisfactory to each Lender, the (i) New Warrants and (ii) Prepetition RBL Cash Distribution, in each case as defined in the Plan of Reorganization.

(t)    The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent.

(u)    The Administrative Agent shall have received evidence in form and substance satisfactory to it that, as of the Closing Date, the Borrower has sufficient cash on hand in order to comply with the Closing Prepayment Requirement, as described at Section 3.04.

(v)    Prior to the Closing Date, the Borrower shall have made voluntary prepayments under the Prepetition Credit Agreement of at least $397,634.00, such that, as of the Closing Date, the “Total Commitments” thereunder are in an amount equal to $285,000,000.

(w)    The Administrative Agent shall have received such other documents as the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02).

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 6.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including any initial funding on the Closing Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom.

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (without duplication of materiality) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (without duplication of materiality) as of such specified earlier date.

(d)    The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(f)    (i) The Consolidated Cash Balance as of the day of the Borrowing Request, and (ii) the pro forma Consolidated Cash Balance as of the end of the third Business Day after such Borrowing will be funded, in each case, shall not exceed the Consolidated Cash Limit.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (f).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 7.01.    Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02.    Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s powers under its Organizational Documents and have been duly authorized by all necessary action (including, without limitation, any action required to be taken by any class of managers, directors, partners or owners of Equity Interests of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03.    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders, partners or any class of managers, directors, or partners, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, and (iii) consents by, required notices to, or other actions by state and federal governmental entities in connection with the assignment of state and federal oil and gas leases or other interests therein that are customarily obtained subsequent to such assignments, (b) will not violate any applicable law or Organizational Documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04.    Financial Condition; No Material Adverse Change.

(a)    The financial statements of Borrower heretofore furnished to the Lenders present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)    Since the Closing Date, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices in all material respects.

(c)    Neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05.    Litigation.

(a)    Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06.    Environmental Matters. Except as set forth in Schedule 7.06 or that could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)    neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)    no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)    all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary have not received written notice stating that they are not in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)    to the Borrower’s knowledge, all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws;

(e)    the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws;

(f)    to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement;

(g)    neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment, except as referred to or reflected or provided for in the Financial Statements.

Section 7.07.    Compliance with Laws and Agreements; No Defaults.

(a)    Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

(c)    No Default has occurred and is continuing.

Section 7.08.    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09.    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10.    ERISA.

(a)    The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)    Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)    No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)    No Plan (other than a defined contribution Plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e)    Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)    The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a Plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)    Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)    Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)    Neither the Borrower, the Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in a material increase in current liability for the Plan.

Section 7.11.    Disclosure; No Material Misstatements. The Borrower has disclosed or delivered to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact known to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby (other than industry-wide risks normally associated with the types of businesses conducted by the Borrower and its Subsidiaries). There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12.    Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are commercially reasonable and usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent has been named as an additional insured in respect of such liability insurance policies, and the Administrative Agent in its capacity as such has been named as loss payee with respect to Property loss insurance.

Section 7.13.    Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than the Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 7.14.    Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries. Each Subsidiary on such schedule is a Wholly-Owned Subsidiary and is a Consolidated Subsidiary.

Section 7.15.    Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Lonestar Resources America Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 5282689 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16.    Properties; Titles, Etc.

(a)    Each of the Borrower and the Subsidiaries has good and defensible title to its respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to, or valid leasehold interests in, licenses of, or rights to use, all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b)    All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)    The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)    All of the Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards.

(e)    Each of the Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17.    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, and subject to the prior rights and limitations of Borrower as an owner of any non-operated working interests, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements (except with respect to horizontal wells permitted by Governmental Authority), and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18.    Material Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no Material Gas Imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19.    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20.    Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each certificate required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21.    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to provide working capital for exploration and production operations and for other general corporate purposes. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit, directly or indirectly (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.22.    Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23.    International Operations. None of the Borrower and its Subsidiaries own, and have not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.

Section 7.24.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and/or procedures designed to ensure compliance by the Borrower and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and the Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, their respective directors and officers, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower and the Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement by the Borrower or its Subsidiaries will violate any Anti-Corruption Law or applicable Sanctions.

Section 7.25.    Security Instruments. The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Borrower’s and each Guarantor’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices of the Counties in which the Oil and Gas Properties are located, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 9.03.

Section 7.26.    Beneficial Ownership Certification. As of the Closing Date, to the Borrower’s knowledge, the information included in any Beneficial Ownership Certification delivered by or on behalf of the Borrower to a Lender is true and correct in all respects.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder, and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed and all other Obligations have been paid in full (other than contingent indemnity obligations for which no claim has been made), the Borrower covenants and agrees with the Lenders that:

Section 8.01.    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 (or, if later, the most recently delivered audited financial statements pursuant to Section 8.01(a)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)    Certificate of Accounting Firm — Defaults. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)    Annual Budget. Within thirty (30) days after the end of each fiscal year of the Borrower, a report, in a form satisfactory to the Administrative Agent, prepared by or on behalf of the Borrower detailing on a monthly basis (i) the Projected Production of Hydrocarbons by the Borrower and the Subsidiaries and the assumptions used in calculating such projections, (ii) a proposed annual operating budget for the Borrower and the Subsidiaries for such fiscal year, (iii) the projected Capital Expenditures to be incurred by the Borrower and the Subsidiaries, with a breakdown of those Capital Expenditures to be used for the development of proved undeveloped reserves in the Oil and Gas Properties of the Borrower and the Subsidiaries, and the assumptions used in calculating such projections, and (iv) such other information as may be reasonably requested by the Administrative Agent.

(f)    Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer (a “Swap Agreement Certificate”), in the form of Exhibit E hereto, setting forth as of the last Business Day of the fiscal quarter or fiscal year for which such financial statements are being delivered, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(g)    Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(h)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors (or other governing body) of the Borrower or any such Subsidiary, to such letter or report.

(i)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any of its Subsidiaries with any securities commission having jurisdiction over such Person, including the Australian Securities Exchange or any other national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be. Documents required to be delivered pursuant to this clause (i) may be delivered electronically and if so delivered shall be deemed to have been delivered on the date: (x) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (y) on which such documents are posted on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(j)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k)    Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of the names and addresses of the Persons purchasing Hydrocarbons from the Borrower or any Subsidiary per Section 8.12(c)(v).

(l)    Notice of Sales of Oil and Gas Properties and Swap Terminations. In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties (other than Hydrocarbons in the ordinary course of business) or any Equity Interests in any Subsidiary in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender. In the event the Borrower or any Subsidiary receives notice or otherwise has knowledge of any Swap Termination, prompt written notice thereof.

(m)    Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(n)    Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower’s or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number, if any.

(o)    Production Reports and Lease Operating Statements. Within 45 days after the end of each fiscal quarter, a report (a “Production Report”) setting forth, for each calendar month during the then current fiscal year to date, (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, individually and in the aggregate, and (ii) the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p)    Material Gas Imbalance Reports. If there are any Material Gas Imbalances, then within 45 days after the end of each fiscal quarter, a report setting forth, for the quarter during the then current fiscal year to date, the existence of any Material Gas Imbalances listed on a property-by-property basis.

(q)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the Organizational Documents of the Parent, the Intermediate Entities, the Borrower or any Subsidiary.

(r)    PATRIOT Act. Promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(s)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary or Affiliate (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, is reasonably expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, at their option, make available to the Lenders and the Issuing Bank the Communications by posting the Communications on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or any of the other Loan Parties, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that: (w) all Communications that are to be made available to Public Lenders that the Borrower determines is not material non-public information shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the other Agents, the Arrangers, the Issuing Bank and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower, any of the Loan Parties, or any of their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 12.11); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the other Agents and each of the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 8.03.    Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04.    Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.

Section 8.05.    Performance of Obligations under Loan Documents. The Borrower will pay the Loans according to the terms hereof, and the Parent and the Borrower will, and the Borrower will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06.    Operation and Maintenance of Properties.

(a)    To the extent that the Borrower or a Subsidiary is the operator of the Oil and Gas Properties, the Borrower, at its own expense, will, and will cause each Subsidiary to:

(i)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(ii)    operate and maintain in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the gathering, transportation or processing of Hydrocarbons and other minerals therefrom, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and the failure to comply could not reasonably be expected to have a Material Adverse Effect, any pipelines, compressor stations, wells, gas or crude oil processing facilities, field gathering systems, tanks, tank batteries, pumps, pumping units, fixtures, valves, fittings, machinery, parts, engines, boilers, meters, apparatus, appliances, tools, implements, casing, tubing, rods, cables, wires, towers, surface and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are useful or necessary to conduct normal operations relating to gathering, transportation, processing or removal of Hydrocarbons and other minerals therefrom;

(iii)    keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties, any gas or crude oil processing facilities or equipment and other material Properties, including, without limitation, all equipment, machinery and facilities;

(iv)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(v)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties, any gas or crude oil processing facilities and other material Properties; and

(vi)    operate its Oil and Gas Properties, any gas or crude oil processing facilities and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties, gas or crude oil processing facilities and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, except, in each case, in those circumstances where a reasonably prudent operator under similar circumstances and in accordance with customary industry practice would be prudent not to do so, and the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)    To the extent the Borrower or any Subsidiary is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

(c)    To the extent that any Affiliate of the Borrower operates any of the Borrower’s or its Subsidiaries’ Oil and Gas Properties evaluated in the most recently delivered Reserve Report, the Borrower will cause each such Affiliate to subordinate, pursuant to agreements in forms and substance satisfactory to the Administrative Agent, any operator’s Liens or other Liens in favor of such Affiliate in respect of such Oil and Gas Properties to the Liens in favor of or for the benefit of the Secured Parties.

Section 8.07.    Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent in its capacity as such as “additional insured” and provide that the insurer will endeavor to give at least 30 days’ prior notice of any cancellation to the Administrative Agent.

Section 8.08.    Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with

GAAP to the extent applicable thereto. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09.    Compliance with Laws. The Parent and the Borrower will, and the Borrower will cause each Subsidiary to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain in effect and enforce policies and/or procedures designed to ensure compliance by the Parent, the Borrower, the Subsidiaries and each of their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 8.10.    Environmental Matters.

(a)    The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to any oil, oil and gas waste, hazardous substance or solid waste that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be reasonably necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower will promptly, but in no event later than five (5) days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

(c)    The Borrower will, and will cause each Subsidiary to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future Material Acquisitions of Oil and Gas Properties or other Properties.

Section 8.11.    Further Assurances.

(a)    The Parent and Borrower at its sole expense will, and the Borrower will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent, including a Reconciliation Schedule, to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent, the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property or other Property covered by the Lien of the Security Instruments without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or such other Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12.    Reserve Reports.

(a)    On or before April 1st and October 1st of each year, commencing April 1, 2021, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding January 1st and July 1st, respectively; provided that, in connection with the Scheduled Redetermination scheduled to occur on or about February 1, 2021, the Borrower shall furnish to the Administrative Agent and the Lenders on or before January 1, 2021, a Reserve Report prepared by a chief engineer of the Borrower evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding December 1, 2020. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower, who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report prepared by an Approved Petroleum Engineer.

(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower, who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report prepared by an Approved Petroleum Engineer. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, it being understood that each Reserve Report is necessarily based upon professional opinions, estimates and projections, and the Borrower does not warrant that the same will prove to be accurate, (ii) the Borrower’s or its Subsidiaries’ own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Material Gas Imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except Hydrocarbons sold in the ordinary course and other Oil and Gas Properties as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties (other than Hydrocarbons sold in the ordinary course of business) sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof, (vi) attached to the certificate is a list of the names and addresses of the purchasers which accounted for at least 75% of the total natural gas and oil revenues of the Borrower and its Subsidiaries during the 12-month period ended as of the immediately preceding December 31 or June 30, as applicable, (vii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.14(a), and (viii) on and as of the date of such certificate, (A) each Oil and Gas Property identified as a Proved Developed Producing Reserve therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”) were each producing oil and/or gas in paying quantities, except for Wells that were utilized as water or gas injection wells, carbon dioxide wells or as water disposal wells (each as noted in such Reserve Report), (B) the descriptions of quantum and nature of record title interests of the Loan Parties, set forth in such Reserve Report, include the entire record title interests of the Loan Parties in such Oil and Gas Properties, are complete and accurate in all material respects, and take into account all Excepted Liens, (C) there are no “back-in”, “reversionary” or “carried” interests held by third parties which could reduce the interests of the Loan Parties in such Oil and Gas Properties, except as set forth in, or otherwise accounted for in, such Reserve Report, (D) no operating or other agreement to which any Loan Party is a party or by which any Loan Party is bound affecting any part of such Oil and Gas Properties requires any Loan Party to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of any Loan Party in such portion of such Oil and Gas Properties as set forth in such Reserve Report, except in the event any Loan Party is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs, and (E) the Loan Parties’ ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Reserve Report (1) will, after giving full effect to all Excepted Liens, afford the Loan Parties not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as net revenue interests in such Reserve Report and (2) will not cause the Loan Parties to bear more than that portion (expressed as a fraction, percentage or decimal), specified as working interest in such Reserve Report, of the costs of drilling, developing and operating the wells identified in such Reserve Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties (except for any increases in working interest with a corresponding increase in the net revenue interest in such Oil and Gas Property).

(d)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders an engineering update based upon then-current SEC pricing (an “SEC Report”). The Borrower may (but is not obligated to) provide additional SEC Reports to the Administrative Agent and the Lenders not more than one time during each fiscal quarter.

Section 8.13.    Title Information.

(a)    On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a) and at such other times as Agent may reasonably request, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 95% of the Recognized Value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b)    If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value to the Properties in respect of which such title defects or exceptions existed and provide such title information or evidence as to the substitute Mortgaged Properties that is satisfactory to the Administrative Agent or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 95% of the Recognized Value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 95% of the Recognized Value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent shall have the right to exercise the following remedy in its sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent is not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 95% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Administrative Agent to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 95% of the Recognized Value of the proved Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14.    Additional Collateral; Additional Guarantors.

(a)    In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vii)) to ascertain whether the Mortgaged Properties represent 100% of the Recognized Value of the proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent 100% of such Recognized Value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent 100% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary grants a Lien on its Oil and Gas Properties to the Administrative Agent for the ratable benefit of the Secured Parties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)    The Parent, the Intermediate Entities and the Borrower shall, and the Borrower shall promptly cause each Subsidiary (other than, for the avoidance of doubt, the Excluded Subsidiary) to, guarantee the Obligations pursuant to a Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, promptly, (i) pledge all of the Equity Interests of such new Subsidiary pursuant to a Pledge Agreement (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)    If the Borrower elects to provide additional Mortgaged Properties in lieu of making any mandatory prepayment pursuant to Section 3.04(c), then the Borrower shall, or shall cause its Subsidiaries (other than, for the avoidance of doubt, the Excluded Subsidiary) to, grant to the Administrative Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places such a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(d)    In the event that (i) the Required Lenders waive the provisions of Section 9.15 to permit the Borrower or any Domestic Subsidiary to become the owner of a Foreign Subsidiary (such waiver to be granted in the sole discretion of the Required Lenders), and (ii) such Foreign Subsidiary has total assets in excess of $1,000,000, then the Borrower shall promptly, or shall cause such Domestic Subsidiary to promptly, guarantee the Obligations pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement, (ii) pledge 65% of all the Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15.    ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the IRS or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate, as applicable, is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the IRS, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under each Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Obligations have been fully and finally paid. Each Qualified ECP Guarantor intends that this Section 8.16 constitute, and this Section 8.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.17.    Required Swap Agreements. The Borrower shall or shall cause another Loan Party to: (a) not later than the date falling 90 days following the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion, provided that such longer period shall not expire after the date falling 120 days following the Closing Date) (the “Required Swap Date”), enter into and maintain Swap Agreements with one or more Approved Counterparties to hedge notional amounts of crude oil and natural gas, as applicable, covering not less than, for each calendar month during the period of 36 consecutive full calendar months following the Closing Date, commencing with the first calendar month for which a Swap Agreement is available, eighty percent (80%) of the Projected Production from the total Proved Developed Producing Reserves of the Borrower and its Subsidiaries for such calendar month, calculated separately (as such production is set forth in the Initial Reserve Report); and (b) as at the date of each Swap Agreement Certificate, for each calendar month during the period of twenty-four (24) months immediately following the date of each Swap Agreement Certificate, enter into and maintain Swap Agreements with one or more Approved Counterparties to ensure that the notional amounts of crude oil and natural gas hedged, as applicable, cover not less than, for each calendar month of such period, seventy-five percent (75%) of the Projected Production from the total Proved Developed Producing Reserves of the Borrower and its Subsidiaries for such calendar month, calculated separately.

Section 8.18.    Beneficial Ownership Regulation Documentation. Promptly following any request therefor, the Borrowers shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation, or other applicable anti-money laundering laws.

Section 8.19.    Holding Company. The Parent will not at any time trade, engage in any business or business activity, incur any material liabilities or own any assets other than (i) the direct or indirect ownership of the Equity Interests in the Intermediate Entities and the Borrower, as applicable, (ii) performance of its obligations under and in connection with the Loan Documents, the granting of liens to secure and the incurrence and performance of guarantee obligations in respect of Debt of the Borrower or any Subsidiary not prohibited by the terms of this Agreement, (iii) issuing, selling and redeeming its Equity Interests, (iv) paying taxes, (v) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its corporate or other legal structure or to participate in tax, accounting or other administrative matters as a member of the consolidated group of the Loan Parties, (vi) activities required by applicable laws and regulations and (vii) activities incidental to the business or activities described in each foregoing clause of this Section 8.19.

Section 8.20.    CARES Debt.

(a)    The Loan Parties shall provide to the Administrative Agent copies of the definitive loan documentation for CARES Debt promptly upon execution and delivery thereof by the parties, together with a reasonably detailed estimate of the amount of CARES Debt that the Loan Parties reasonably anticipate will be subject to forgiveness pursuant to the provisions of the CARES Act – Title I.

(b)    The Loan Parties shall timely (and, in any event, not later than thirty (30) days (or such longer period as may be agreed by the Administrative Agent) after the seven-week anniversary of the initial incurrence thereof) submit all applications and required documentation necessary or desirable for the lender of the CARES Debt and/or the U.S. Small Business Administration to make a determination regarding the amount of the CARES Debt that is eligible to be forgiven.

(c)    The Loan Parties shall provide to the Administrative Agent copies of any amendments, modifications, waivers, supplements or consents executed and delivered with respect to the CARES Debt promptly upon execution and delivery thereof, and copies of any notices of default received by any Loan Party with respect to the CARES Debt.

(d)    The Loan Parties shall (i) use all of the proceeds of the CARES Debt solely for purposes expressly permitted by the CARES Act – Title I and (ii) use commercially reasonable efforts to conduct their business in a manner that maximizes the amount of the CARES Debt that is forgiven. Without limiting the foregoing, the Loan Parties shall cause the proceeds of the CARES Debt to be deposited into a deposit account that does not sweep funds for the purposes of satisfying any Obligations or any other Debt, and shall ensure that the proceeds of the CARES Debt are not used to repay other Debt.

(e)    On the CARES Forgiveness Date, the Loan Parties shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Loan Parties certifying as to the amount of the CARES Debt that will be forgiven pursuant to the provisions of the CARES Act – Title I, together with a reasonably detailed description thereof, all in form reasonably satisfactory to the Administrative Agent.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, and all other Obligations have been paid in full (other than contingent indemnity obligations for which no claims has been made), the Borrower covenants and agrees with the Lenders that:

Section 9.01.    Financial Covenants.

(a)    Ratio of Total Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2020, permit its ratio of Total Debt as of such time to EBITDAX to exceed 3.50 to 1.00. EBITDAX shall be calculated at the end of each fiscal quarter using the results of the 12-month period ending with that fiscal quarter end.

(b)    Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets of the Borrower and the Consolidated Subsidiaries (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities of the Borrower and the Consolidated Subsidiaries (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) to be less than, (x) for the fiscal quarter ending December 31, 2020, 0.95 to 1.0 and (y) for any other fiscal quarter, commencing with the fiscal quarter ending March 31, 2020, 1.0 to 1.0.

Section 9.02.    Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)    the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations;

(b)    accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)    Debt under Capital Leases not to exceed $3,000,000 in the aggregate at any one time outstanding;

(d)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(e)    intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and provided further that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty Agreement;

(f)    endorsements of negotiable instruments for collection in the ordinary course of business;

(g)    Debt approved by the Required Lenders and subordinated to the Borrower’s obligations to Lenders in a manner acceptable to the Administrative Agent in its sole discretion;

(h)    other Debt not to exceed $3,000,000 in the aggregate at any one time outstanding provided that, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom;

(i)    Debt arising under Swap Agreements permitted under Section 9.18; and

(j)    guarantee obligations incurred by the Borrower or any Subsidiary in respect of (i) Debt of the Borrower or other Subsidiaries that is permitted to be incurred under Section 9.02(c) or Section 9.02(h) or (ii) obligations that are not for borrowed money (to the extent constituting Debt), in each case provided that, on a pro forma basis, at the time of such incurrence, no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom.

Section 9.03.    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)    Liens securing the payment of any Obligations;

(b)    Excepted Liens;

(c)    Liens securing Capital Leases permitted by Section 9.02(c) but only on the Property under lease;

(d)    Liens existing on the date hereof and disclosed to the Lenders on Schedule 9.03;

(e)    Liens on Property not constituting collateral for the Obligations and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(e) shall not exceed $3,000,000 in the aggregate at any time; and

(f)    Liens on Property constituting collateral for the Obligations; provided that the aggregate principal or face amount of all Obligations secured under this Section 9.03(f) shall not exceed $1,000,000 in the aggregate at any time and provided further that, at the time such Lien is incurred, no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom.

Section 9.04.    Dividends, Distributions and Redemptions; Redemption of Debt.

(a)    The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders, members or partners or make any distribution of its Property to its Equity Interest holders; provided that the Borrower may make Restricted Payments to the Parent (through the Intermediate Entities) as shall be necessary to enable the Parent to pay (i) its reasonable operating costs and expenses incurred in the ordinary course of business (including general and administrative, legal, accounting and reserve engineering costs), (ii) expenses attributable to its direct or indirect ownership of the Loan Parties or its status as an SEC reporting company, (iii) taxes, (iv) claims made against the Parent pursuant to customary indemnification arrangements and (v) the amounts necessary to fund repurchases of equity otherwise permitted under the terms of this Agreement as provided under the New Warrants, in each case, solely to the extent that such Restricted Payments are otherwise permitted under Section 8.19 and provided that, the proceeds distributed by the Borrower are applied promptly by the Parent to fund the payments permitted pursuant to this Section 9.04; provided, further, that the Borrower’s Subsidiaries may (x) declare and pay dividends ratably with respect to their Equity Interests and (y) make a distribution of Property to their Equity Interest holders to the extent constituting a disposition permitted under Section 9.12.

(b)    The Borrower will not, and will not permit any Subsidiary to, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Debt incurred pursuant to Section 9.02(c), (g) or (h) other than any voluntary prepayments of such Debt in exchange for, out of, or funded (in full) with the net cash proceeds of an equity contribution, provided that, at the time of any such repayment, no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred or would result therefrom.

Section 9.05.    Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)    Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05;

(b)    accounts receivable arising in the ordinary course of business;

(c)    direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)    commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(e)    deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency);

(f)    deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g)    Investments (i) made by the Borrower in or to the Guarantors, and (ii) made by any Subsidiary in or to the Borrower or any Guarantor;

(h)    Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, an amount equal to $1,000,000 provided further that at the time such Investment is made, no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom;

(i)    Investments made by the Borrower or a Guarantor and funded with the net cash proceeds of any equity contribution by, or equity issuance of, the Parent in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, provided that, at the time such Investment is made, (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to any such Investment, with the financial covenants set forth in Section 9.01 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, and (B) no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom;

(j)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this
Section 9.05(k) exceeds $1,000,000;

(k)    Investments made in exchange for Equity Interests in the Parent or funded with the net cash proceeds of any equity contribution to the Parent, provided that, at the time such Investment is made, no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred or would result therefrom; and

(l)    other Investments not to exceed $1,000,000 in the aggregate at any time; provided that, at the time such Investment is made, no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred or would result therefrom.

Section 9.06.    Nature of Business; International Operations. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as currently conducted by it and business activities reasonably incidental thereto as an independent oil and gas exploration and production company with operations in the continental United States. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries of the United States or in the offshore federal waters of the United States.

Section 9.07.    Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding (a) Capital Leases, leases of Hydrocarbon Interests, and leases of drilling rigs, (b) leases of compression equipment not to exceed $5,000,000 in any period of twelve (12) consecutive calendar months and (c) leases of corporate office space owned by the Excluded Subsidiary (any such lease, a “Headquarter Lease”) not to exceed the sum of (i) $1,000,000 in any period of twelve (12) consecutive calendar months and (ii) any property taxes imposed by any Governmental Authority and required to be borne by the lessee under the terms of such Headquarter Lease), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $1,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases; provided that any obligation for the payment of rent incurred by the Borrower or any of its Subsidiaries under any Headquarter Lease pursuant to this Section 9.07 shall be at a rate that is no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.08.    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board or to violate section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09.    ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:

(a)    engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsection (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)    terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC;

(c)    fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(d)    permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)    permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)    acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a Plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)    incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)    amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide material security to such Plan under section 401(a)(29) of the Code.

Section 9.10.    Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11.    Mergers, Etc. Neither the Borrower nor any of its Subsidiaries will merge into or with or consolidate with any other Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person or liquidate or dissolve, except that any Wholly-Owned Subsidiary may merge with, or participate in a consolidation with, any other Wholly-Owned Subsidiary and the Borrower may merge with, or participate in a consolidation with, any Wholly-Owned Subsidiary so long as the Borrower is the continuing or surviving corporation.

Section 9.12.    Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm out, convey or otherwise transfer any Property (other than to the Borrower or a Guarantor) except for:

(a)    the sale of Hydrocarbons in the ordinary course of business;

(b)    the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use;

(c)    sales, assignments, farm-outs, conveyances and other transfers of Properties; provided that (i) the fair market value of all Properties sold or disposed of pursuant to this clause (c) shall not exceed $5,000,000 in the aggregate, (ii) 100% of the consideration received in respect of such sale, assignment, farm-out, conveyance, or transfer shall be cash, (iii) the consideration received in respect of such sale, assignment, farm-out, conveyance, or transfer shall be equal to or greater than the fair market value of the Property sold or disposed of (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect) and (iv) if such proceeds have not, within 30 days of such sale, assignment, farm-out, conveyance, or transfer, been applied in the purchase of replacement Properties, 100% of such proceeds shall be applied as required pursuant to Section 3.04(c)(v);

(d)    the disposition of Oil and Gas Properties to the extent that such property is exchanged for Oil and Gas Properties for the purpose of creating contiguous leaseholds with existing Oil and Gas Properties, provided that, (i) the value of such Oil and Gas Properties so exchanged does not exceed in the aggregate, $10,000,000 per annum, (ii) the fair market value of the Properties acquired by the Borrower or its Subsidiary in respect of such exchange shall be equal to or greater than the fair market value of the Oil and Gas Properties disposed of (as reasonably determined by the board of directors of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), and (iii) at the time of any such disposition, no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred or would result therefrom; and

(e)    the sale or other disposition of Properties provided that the fair market value of all Properties sold or disposed of pursuant to this clause (e) shall not exceed $1,000,000 in aggregate per annum and provided further that, at the time of such sale, no Default, no Event of Default and no Borrowing Base Deficiency shall have occurred or would result therefrom.

Section 9.13.    Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under, any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.14.    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. The restrictions in this Section 9.14 do not apply to Restricted Payments permitted under Section 9.04 or to the terms of any additional Equity Investments in the Borrower.

Section 9.15.    Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c). The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12(d). Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries and each Subsidiary shall be a Wholly-Owned Subsidiary.

Section 9.16.    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, and Capital Leases creating Liens permitted by Section 9.03(c)), which in any way prohibits or restricts (or which requires the consent of or notice to other Persons in connection therewith): (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, (b) any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, (c) paying any Debt owed to the Borrower or any other Subsidiary, (d) making loans or advances to, or other Investments in, the Borrower or any other Subsidiary, or (e) transferring any of its assets to the Borrower or any other Subsidiary.

Section 9.17.    Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Subsidiary to, (a) incur, become or remain liable for, any Material Gas Imbalance, or (b) except in those circumstances where in accordance with customary industry practice it would otherwise be prudent to do so and such actions or transactions individually or in the aggregate will not have a Material Adverse Effect, allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.18.    Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than:

(a)    Swap Agreements in respect of commodities:

(i)    which are for combined durations of not more than sixty (60) months each;

(ii)    with an Approved Counterparty; and

(iii)    the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 90% of the reasonably anticipated Projected Production from total Proved Reserves during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, provided that:

(A)    not more than 25% of total hedged volumes will be comprised of hedged volumes from properties other than Proved Developed Producing Reserves, as included in the most recently delivered SEC Report for each of crude oil and natural gas, calculated separately; and

(B)    the aggregate notional volumes of all such Swap Agreements (other than put and floor options and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) in any current or future fiscal quarter, as listed in the most recently delivered Swap Agreement Certificate, shall not exceed 100% of gross volumes of crude oil and natural gas production for the most recently completed fiscal quarter, as set forth on the most recently delivered Production Report, for each of crude oil and natural gas, calculated separately.

At all times, clause (a)(iii) above shall be deemed to refer to the most recent SEC Report, Production Report and Swap Agreement Certificate received by the Administrative Agent, as applicable.

If any Swap Agreement Certificate reflects, or if the Borrower otherwise determines and so notifies the Administrative Agent, that after the end of any fiscal quarter the requirements of clause (a)(iii)(B) above are not met, then if requested by the Administrative Agent, the Borrower shall, within thirty (30) days of such request, terminate, create off-setting positions, or otherwise unwind or monetize existing Swap Agreements such that, at such time, the Borrower is then in compliance with the requirements of clause (a)(iii)(B) above.

(b)    Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral (other than the Collateral) or margin to secure their obligations under such Swap Agreement or to cover market exposures. The restrictions in this Section 9.18 do not apply to the purchase of puts, floors or similar options, and the 90% limit above shall be calculated separately for price hedges and for basis hedges.

Section 9.19.    Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.20.    Maintenance of Deposit Accounts. The Borrower will not, and will not permit any Subsidiary to (a) open or maintain any deposit account, securities account or commodity account at or with any banking or other financial institution other than a Lender, (b) establish or maintain a deposit account, securities account or commodity account, without delivering to the Administrative Agent a control agreement signed by the Administrative Agent, the depository bank, the other parties thereto and the applicable Loan Party, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, covering the applicable deposit account, securities account or commodity account, or (c) deposit or maintain Collateral (including the proceeds thereof) in a deposit account, securities account or commodities account that is not subject to a control agreement; provided, however, that the requirements of this Section 9.20 shall not apply to any Excluded Account.

Section 9.21.    Excluded Subsidiary. The Borrower shall not, nor shall it permit any of its Subsidiaries, other than the Excluded Subsidiary, to (a) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of the Excluded Subsidiary, (b) sell, assign, pledge, or otherwise transfer any of its properties to the Excluded Subsidiary, other than as permitted pursuant to Section 9.05(l), (c) make or permit to exist any loans, advances, or capital contributions to, or make any Investment in, or purchase or commit to purchase any Equity Interests or evidences of Debt of or interests in, the Excluded Subsidiary or in any properties of the Excluded Subsidiary, other than as permitted pursuant to Section 9.05(l), or (d) permit the Excluded Subsidiary to conduct any material business activities or own any material Property other than the following (and activities incidental thereto): (i) ownership and maintenance of the corporate headquarters of the Borrower and the Borrower’s Subsidiaries and the management of the use and access of the corporate headquarters by the Borrower and the Borrower’s Subsidiaries, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and the filing of tax reports and paying taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes)), (iii) financing activities related to the foregoing, (iv) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Borrower and its Subsidiaries, including compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (v) holding any cash and Cash Equivalents, (vi) entering into and performance of obligations with respect to contracts and other arrangements entered into in connection with the activities contemplated by this Section 9.21, and (vii) the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit.

Section 9.22.    Limitation on Swap Terminations. The Borrower shall not, nor shall it permit any of its Subsidiaries to, take any action causing, or otherwise permit, the termination, liquidation, or unwinding of any Swap Agreement to which the Borrower or any of its Subsidiaries is a party unless (a) the Borrower prepays the Borrowings in an aggregate principal amount equal to 100% of the Swap Termination Value (to the extent positive) as required pursuant to Section 3.04(c)(v) and (b) the Borrowing Base is automatically and permanently reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount of such prepayment described in clause (a).

ARTICLE X

Events of Default; Remedies

Section 10.01.    Events of Default. The occurrence or existence of any one or more of the following events shall constitute an “Event of Default”:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable (other than LC Disbursements which are repaid through an ABR Borrowing as permitted by Section 2.8(e) hereof), whether at the due date thereof or at a date fixed for prepayment thereof including any prepayment required pursuant to Section 3.04, by acceleration or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (except that to the extent any such representation or warranty is otherwise qualified by materiality, such representation or warranty shall be true and correct when made or deemed made);

(d)    the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.01(n), Section 8.01(q), Section 8.02, Section 8.03, Section 8.14, Section 8.15, Section 8.17, Section 8.19, or in Article IX;

(e)    the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default;

(f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice and cure period);

(g)    any event or condition (other than as described in Section 10.01(f)) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Laws whether Federal, state or foreign, or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, whether Federal, state or foreign, or similar law, now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $3,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing;

(m)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, will result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000 in any year;

(n)    there occurs under any swap agreement an early Termination Date (as defined (or as such equivalent term is defined) in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement to which the Borrower or any Subsidiary is the Defaulting Party (as defined (or as such equivalent term is defined) in such Swap Agreement), or (ii) any Termination Event (as defined (or as such equivalent term is defined)) under such Swap Agreement as to which the Borrower or any Subsidiary is an Affected Party (as defined (or as such equivalent term is defined)) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof constitutes Material Indebtedness; and

(o)    a Change in Control shall occur.

Section 10.02.    Remedies.

(a)    In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations other than Obligations outstanding under Secured Swap Agreements and Secured Treasury Management Agreements of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations other than Obligations outstanding under Secured Swap Agreements and Secured Treasury Management Agreements of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)    After the earliest to occur of (w) the exercise of remedies provided for in Section 10.02(a), (x) the maturity of the Loans, (y) the Loans automatically becoming due and payable, or (z) the LC Exposure has been required to be Cash Collateralized, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(A)    First, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(B)    Second, pro rata to the payment of all amounts owed to any Swap Lender under a Secured Swap Agreement;

(C)    Third, pro rata to payment or reimbursement of that portion of the First Out Obligations constituting fees, expenses and indemnities payable to the Lenders;

(D)    Fourth, pro rata to payment of accrued interest on the Revolving Loans;

(E)    Fifth, pro rata to payment of principal outstanding on the Revolving Loans and Obligations owed to any Treasury Management Party;

(F)    Sixth, pro rata to any other Obligations and to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure;

(G)    Seventh, pro rata to payment or reimbursement of that portion of the Term Loan Obligations constituting fees, expenses and indemnities payable to the Lenders;

(H)    Eighth, pro rata to payment of accrued interest on the Term Loans;

(I)    Ninth, pro rata to the payment of principal outstanding on the Term Loans; and

(J)    Last, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement,

provided that, if, at any time, (i) the Release Condition has been satisfied, all Obligations owing to any Swap Lender shall be deemed to rank “fifth” pro rata with payment of principal outstanding on the Revolving Loans and Obligations to any Treasury Management Party pursuant to (E) above, rather than (B) above, or (ii) a Lender assigns any portion of its Loans or Commitments hereunder and terminates its Secured Swap Agreement(s) pursuant to a termination event under the relevant Secured Swap Agreement as a result of such assignment, the Obligations owed to each such Swap Lender as a result of any such termination, shall be deemed to rank “fifth” pro rata with payment of principal outstanding on the Loans and Obligations to any Treasury Management Party pursuant to (E) above, rather than (B) above.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (v) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations owing to any Swap Lender and Obligations arising under Secured Treasury Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Lender or Treasury Management Party, as the case may be. Each Swap Lender and Treasury Management Party not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

Notwithstanding the foregoing provisions of this Section 10.02(c), or anything to the contrary herein or in any other Loan Document, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 10.02(c).

ARTICLE XI

The Agents

Section 11.01.    Appointment; Powers.

(a)    Each of the Lenders and the Issuing Bank hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Swap Lender and/or Treasury Management Party) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such

Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03.    Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 12.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or sufficiency of any of the Collateral, or (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05.     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06.    Resignation of Administrative Agent and/or Issuing Bank.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Event of Default then exists in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above but without any requirement for consultation with the Borrower; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (except for any indemnity, fees or other payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)    Any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit, including, without limitation, any Letter of Credit with an auto-extend feature (for the avoidance of doubt, the retiring Issuing Bank is authorized to notify any and each beneficiary of each Letter of Credit (in accordance with the terms of such Letter of Credit) that any such Letter of Credit will not be renewed, extended or increased, automatically or otherwise). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank (except for any indemnity, fees or other payments owed to the retiring Issuing Bank), (ii) the retiring Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(c)    In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank, effective at the close of business on a date specified in such notice (which date may not be less than thirty (30) days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank.

Section 11.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and the Issuing Bank expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any Issuing Bank.

Section 11.08.    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder. No Bookrunner, Arranger or Documentation Agent listed on the cover page hereof shall have or be deemed to have any fiduciary relationship with any Lender.

Section 11.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 3.05 and 12.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Section 11.10.    Collateral and Guaranty Matters.

(a)    Each of the Lenders and the other Secured Parties (including each Lender in its capacity as a potential Swap Lender and/or Treasury Management Party), and the Issuing Bank, irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the

Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.02, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.03; and

(iii)    to release any Guarantor (other than the Borrower) from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary of the Parent as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Article XI. In each case as specified in this Section 11.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.11.    Secured Swap Agreements and Secured Treasury Management Agreements. No Swap Lender or Treasury Management Party that obtains the benefits of Section 10.02(c), any Guaranty Agreement or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Agreements and/or Secured Treasury Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Lender or Treasury Management Party, as the case may be.

Section 11.12.    Credit Bidding.

(a)    The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, at the direction of the Majority Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to section 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable laws or regulations.

(b)    Each Secured Party hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable laws or regulations to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral; provided that, for the avoidance of doubt, this Section 11.12(b) shall not limit the rights of (i) any Swap Lender to terminate any Swap Agreement or net out any resulting termination values, or (ii) any Treasury Management Party to terminate any Treasury Management Agreement or set off against any deposit accounts of the Borrower or any other Loan Party.

ARTICLE XII

Miscellaneous

Section 12.01.    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic transmission, as follows:

(i)    if to the Parent, to it at:

Lonestar Resources US Inc.

111 Boland Street, Suite 300

Fort Worth, TX 76107

Attention: Frank D. Bracken III

Facsimile: (817) 546-8641

Telephone: (817) 546-6400

fbracken@lonestarresources.com

(ii)    if to the Borrower, to it at:

Lonestar Resources America Inc.

111 Boland Street, Suite 300

Fort Worth, TX 76107

Attention: Frank D. Bracken III

Facsimile: (817) 546-8641

Telephone: (817) 546-6400

fbracken@lonestarresources.com

(iii)    if to the Administrative Agent, to it at:

Citibank, N.A.

2001 Ross Avenue, Suite 4300

Dallas, TX 75201-2998

Attention: Jarrod Bourgeois

Facsimile: (972) 419-3589

Telephone: (214) 647-0857

with a copy to the Administrative Agent at:

Citibank, N.A.

Commercial Syndications

Commercial Loan Operations

6801 Colwell Blvd, Irving, TX 75039

Attention: Cheryl Bradford

Facsimile: (866) 634-5642

Telephone: (469) 220-3204

if to the Issuing Bank, to it at:

Citibank, N.A.

Commercial Syndications

Commercial Loan Operations

6801 Colwell Blvd, Irving, TX 75039

Attention: Cheryl Bradford

Facsimile: (866) 634-5642

Telephone: (469) 220-3204

(iv)    if to a Lender, to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 12.01, shall be effective as provided in said Section 12.01(b).

(b)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV and Article V if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d)    (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

(iii)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, any of the other Loan Parties, or their securities for purposes of United States Federal or state securities laws.

Section 12.02.    Waivers; Amendments.

(a)    No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document (other than a Fee Letter) or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 4.01), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.01, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(b)    Neither this Agreement nor any provision hereof nor any other Loan Document (other than a Fee Letter) or any provision thereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i)    increase the Commitment or the Maximum Revolving Credit Amount of any Lender without the written consent of such Lender;

(ii)    increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender;

(iii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby;

(iv)    postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby;

(v)    change Section 4.01(b) or Section 4.01(c) or Section 10.02(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby and, if applicable, each Swap Lender and each Treasury Management Party affected thereby;

(vi)    waive or amend Section 3.04(c), Section 6.02, Section 8.14, Section 10.02(c), Section 11.11 or Section 12.14 or change the definition of the terms “Domestic Subsidiary,” “Foreign Subsidiary” or “Subsidiary,” without the written consent of each Lender affected thereby and, if applicable, each Swap Lender and each Treasury Management Party affected thereby;

(vii)    release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.10), without the written consent of each Lender affected thereby; or

(viii)    change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders”, “Majority Lenders”, “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender affected thereby, provided further that, notwithstanding the foregoing or any other provision to the contrary, (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be, and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (I) any fee letter between the Borrower and any Lender, Agent or the Administrative Agent or Issuing Bank to require the consent of the Majority Lenders, (II) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Majority Lenders, (III) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Majority Lenders except as specifically required by Section 2.08 ,(IV) any Swap Agreement, to require the consent of the Majority Lenders, or (V) any Treasury Management Agreement to require the consent of the Majority Lenders.

(c)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Defaulting Lender.

(d)    Notwithstanding anything to the contrary herein, the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.03(b) in accordance with its terms.

Section 12.03.    Expenses, Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of outside counsel (limited to one counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions)) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR OTHER LOAN PARTIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR OTHER LOAN PARTIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER

BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required to be paid by it to any Agent (or any sub-agent thereof), the Arranger or the Issuing Bank or any Related Party of the foregoing under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent (or any such sub-agent), the Issuing Bank, or such Related Party as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total Revolving Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Bank in connection with such capacity.

(d)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    All amounts due under this Section 12.03 shall be payable promptly, but in any event not later than ten (10) days after demand therefor.

(f)    The provisions of this Section 12.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the

Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

Section 12.04.    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.04(b), (ii) by way of participation in accordance with the provisions of Section 12.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions in Section 12.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary in this Section 12.04, no Lender may assign or otherwise transfer any of its rights or obligations hereunder with respect to its (i) Term Loans unless such Lender concurrently assigns the corresponding pro rata amount of such Lender’s Revolving Loans or Revolving Commitment to the same assignee or (ii) Revolving Loans or Revolving Commitment unless such Lender concurrently assigns the corresponding pro rata amount of such Lender’s Term Loans to the same assignee.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that in each case any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 12.04(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in Section 12.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.04(b)(i)(B) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Loans;

(B)    the consent of the Administrative Agent shall be required for assignments in respect of the Loans or any unfunded Commitments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the Issuing Bank shall be required for any assignment in respect of the Loans or any unfunded Commitment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any of Affiliate of any Loan Party or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate)

its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 12.04(b)(vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article V and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Dallas, Texas, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (except (x) a natural Person or (y) any Loan Party or any Subsidiary of a Loan Party or any Affiliate of a Loan Party or Subsidiary of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.03(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.02(b) to the extent that it affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article V (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such Participant: (A) agrees to be subject to the provisions of Section 5.04 as if it were an assignee under Section 12.04(b); and (B) shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Prohibited Transfer. Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Subsidiaries to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05.    Survival; Revival; Reinstatement.

(a)    All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)    To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06.    Counterparts; Integration; Effectiveness; Electronic Signatures.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)    Except as provided in Section 6.01, this Agreement shall become effective on the Closing Date when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07.    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (of whatsoever kind and in whatever currency, including, without limitation, obligations under Swap Agreements and Treasury Management Agreements) at any time owing by such Lender or the Issuing Bank, or any such Affiliate, to or for the credit or the account of the Borrower, any Subsidiary, or other Loan Party against any and all of the obligations of the Borrower, any Subsidiary, or other Loan Party now or hereafter existing under this Agreement or any other Loan Documents to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower, such Subsidiary or such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)    Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the Transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the borough of Manhattan, and of the United States District Court of the Southern District of New York and of any New York State court sitting in New York City, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 12.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e)    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10.    Headings. Article and Section headings and the Table of Contents used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.

Section 12.11.    Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Lenders acknowledges and agrees that (a) the Information may include material non-public information concerning the Borrower or another Loan Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 12.12.    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the Transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period, the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13.    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14.    Collateral Matters; Swap Agreements; Treasury Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to any Swap Lender and any Treasury Management Party with respect to amounts payable by the Borrower, any Subsidiary, and any Guarantor under any Secured Swap Agreement and/or Secured Treasury

Management Agreement on a pari passu basis with respect to repayment of principal outstanding on Loans due under this Agreement. Except as otherwise provided in Section 12.02(b)(v), no Swap Lender or Treasury Management Party shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Treasury Management Agreements. All Swap Agreements between the Borrower or any Subsidiary and any Swap Lender are independent agreements governed by the terms thereof and will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in said Swap Agreement, and any payoff statement from any Lender relating to this Agreement shall not apply to said Swap Agreement with such Swap Lender except as otherwise expressly provided in such payoff statement. All Treasury Management Agreements between the Borrower and any Treasury Management Party are independent agreements governed by the terms thereof and will remain in force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in said Treasury Management Agreement, and any payoff statement from any Lender relating to this Agreement shall not apply to said Treasury Management Agreement with such Treasury Management Party except as otherwise expressly provided in such payoff statement.

Section 12.15.    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third-party beneficiaries.

Section 12.16.    No Advisory or Fiduciary Responsibility. The Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in connection with all aspects of (x) the transaction evidenced by this Agreement and the other Loan Documents, (y) the Transactions and (z) each other transaction contemplated hereby and by the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) that:

(a)    (1) the arranging and other services regarding this Agreement and the other Loan Documents provided by the Agents and the Arrangers, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents and each of the Arrangers, on the other hand,

(i)    each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and

(ii)    the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(b)    (2) each of the Administrative Agent, the other Agents and each of the Arrangers, is, and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person;

(i)    none of the Administrative Agent, the other Agents nor any of the Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and

(ii)    any of the Administrative Agent, the other Agents and the Arrangers, and any of their respective Affiliates, may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the other Agents nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.

To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any of the other Agents or any of the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby and by the other Loan Documents.

Section 12.17.    Time of the Essence. Time is of the essence of the Loan Documents.

Section 12.18.    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

Section 12.19.    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 12.20.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.21.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 12.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.22.    Amendment and Restatement. This Agreement amends and restates the Prepetition Credit Agreement in its entirety. The Borrower hereby agrees that (a) the Debt outstanding under the Prepetition Credit Agreement and the Loan Documents (as defined in the Prepetition Credit Agreement; together with the Prepetition Credit Agreement, the “Existing Credit Documents”) and all accrued and unpaid interest thereon and (b) all accrued and unpaid fees under the Existing Credit Documents, shall be deemed to be outstanding under and governed by this Agreement. The Borrower hereby acknowledges, warrants, represents and agrees that this Agreement is not intended to be, and shall not be deemed or construed to be, a novation or release of the Existing Credit Documents. Each Lender which is a Lender under the Existing Credit Documents hereby waives any requirements for notice of prepayment, minimum amounts of prepayments of the loans thereunder, ratable reductions of the commitments of Lenders under the Existing Credit Documents and ratable payments on account of the principal or interest of any loan under the Existing Credit Documents to the extent that any such prepayment, reductions or payments are required to ensure that, upon the effectiveness of this Agreement, the loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Applicable Percentage. Each Lender hereby authorizes the Administrative Agent and the Borrower to request Borrowings from Lenders, to make prepayment of the loans under the Existing Credit Documents and to reduce the commitments under the Existing Credit Documents among Lenders in order to ensure that, upon the effectiveness of this Agreement, the loans of Lenders shall be outstanding on a ratable basis in accordance with their respective Applicable Percentage. The parties hereto confirm, ratify and reaffirm each of the Existing Credit Documents entered into prior to the Closing Date (but excluding the Prepetition Credit Agreement) and agree that such Existing Credit Documents continue to be legal, valid, binding and enforceable in accordance with their terms (except to the extent, amended, restated and superseded in connection with the transactions contemplated hereby). The Borrower hereby represents and warrants that, as of the Closing Date, there are no claims or offsets against, or defenses or counterclaims to, their obligations (or the obligations of any Guarantor) under the Prepetition Credit Agreement or any other Existing Credit Documents.

[Signature Pages Follow.]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LONESTAR RESOURCES AMERICA INC.,
as Borrower

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken III
Title:	Chief Executive Officer

LONESTAR RESOURCES US INC.,
as Parent

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken III
Title:	Chief Executive Officer

ALBANY SERVICES, L.L.C.

AMADEUS PETROLEUM INC.

T-N-T ENGINEERING, INC.

LONESTAR RESOURCES INTERMEDIATE INC. LNR AMERICA INC.,
as Guarantors

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken III
Title:	President

Signature Page to the Amended and Restated Credit Agreement

EAGLEFORD GAS, LLC

EAGLEFORD GAS 2, LLC

EAGLEFORD GAS 3, LLC

EAGLEFORD GAS 4, LLC

EAGLEFORD GAS 5, LLC

EAGLEFORD GAS 6, LLC

EAGLEFORD GAS 7, LLC

EAGLEFORD GAS 8, LLC

EAGLEFORD GAS 10, LLC

LA SALLE EAGLE FORD GATHERING LINE LLC

LONESTAR BR DISPOSAL LLC

LONESTAR OPERATING, LLC

LONESTAR RESOURCES, INC.

POPLAR ENERGY, LLC
as Guarantors

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken III
Title:	Chief Executive Officer

EAGLEFORD GAS 11, LLC

By: LONESTAR RESOURCES, INC., its sole member

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken III
Title:	Chief Executive Officer

Signature Page to the Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:	/s/ Bryan McDavid
Name:	Bryan McDavid
Title:	Senior Vice President

LENDER:

CITIBANK, N.A.

By:	/s/ Bryan McDavid
Name:	Bryan McDavid
Title:	Senior Vice President

SOLE LEAD ARRANGER:

CITIBANK, N.A.

By:	/s/ Bryan McDavid
Name:	Bryan McDavid
Title:	Senior Vice President

Signature Page to the Amended and Restated Credit Agreement

LENDER:

ABN AMRO CAPITAL USA LLC

By:	/s/ Hugo Diogo
Name:	Hugo Diogo
Title:

By:	/s/ Kelly Hall
Name:	Kelly Hall
Title:

Signature Page to the Amended and Restated Credit Agreement

LENDER:

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

Signature Page to the Amended and Restated Credit Agreement

LENDER:

COMERICA BANK

By:	/s/ Chris Reed
Name:	Chris Reed
Title:	Vice President

Signature Page to the Amended and Restated Credit Agreement

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ David R. Garcia
Name:	David R. Garcia
Title:	Vice President

Signature Page to the Amended and Restated Credit Agreement

LENDER:

IBERIABANK, A DIVISION OF FIRST HORIZON

By:	/s/ Blake Norris
Name:	Blake Norris
Title:	Vice President

Signature Page to the Amended and Restated Credit Agreement

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael A. Kamauf
Name:	Michael A. Kamauf
Title:	Authorized Officer

Signature Page to the Amended and Restated Credit Agreement

LENDER:

OCM ENGY HOLDINGS, LLC

By: Oaktree Fund GP, LLC

Its: Manager

By: Oaktree Fund GP I, L.P.

Its: Managing Member

By:	/s/ Brook Hinchman
Name:	Brook Hinchman
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

Signature Page to the Amended and Restated Credit Agreement

LENDER:

TRUIST BANK

By:	/s/ William S. Krueger
Name:	William S. Krueger
Title:	Senior Vice President

Signature Page to the Amended and Restated Credit Agreement